Exhibit 2.1
EXECUTION VERSION

STOCK PURCHASE AGREEMENT
by and among
PROGRESS SOFTWARE CORPORATION,
IPSWITCH, INC.
AND
ROGER GREENE

Dated as of March 28, 2019

v

Exhibits:

Exhibit A    Form of Escrow Agreement

Exhibit B	Form of Release Agreement
Exhibit C    Preliminary Closing Date Allocation Schedule
Exhibit D    Form of Restricted Stock Agreement

Schedules:

Schedule 1.03(a)    Payoff Indebtedness
Schedule 1.07(a)    Closing Adjustment Items
Schedule 5.01(f)    Permitted Benefits
Schedule 5.01(q)    Permitted Actions for Legal Proceedings
Schedule 7.01(f)(i)    Required Consents
Schedule 7.01(f)(ii)    Immaterial Consents
Schedule 7.01(g)    Affiliate Arrangements
Schedule 9.08        Voluntary Disclosure States
Schedule 12.01    Net Working Capital as of December 31, 2018
Schedule 12.02    Company Knowledge Parties
Disclosure Schedule

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of March 28, 2019, by and among Progress Software Corporation, a Delaware corporation (the “Buyer”); Ipswitch, Inc., a Massachusetts corporation (the “Company”), and Roger Greene (“Seller”).
RECITALS
WHEREAS, the Seller owns all of the issued and outstanding Shares; and
WHEREAS, the parties desire to enter into this Agreement pursuant to which the Seller agrees to sell to the Buyer and the Buyer agrees to purchase from the Seller all of the Shares, on and subject to the terms and conditions contained herein.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Company and the Seller agree as follows:
Article I.
PURCHASE AND SALE
Section 1.01    Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth herein, the Buyer shall purchase from the Seller, and the Seller shall sell, convey, assign, transfer, and deliver to the Buyer, all of the Shares, free and clear of all Liens (other than restrictions on transfer imposed under applicable securities Laws).
Section 1.02    Closing; Actions at the Closing.
(a)    The Closing shall take place at 10:00 a.m., Eastern time, on the Closing Date at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, unless another date, place or time is agreed to in writing by the Buyer and the Company. Upon the agreement of the parties, the Closing may take place remotely, via electronic exchange of documents.
(b)    At the Closing:
(i)    the Company and the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 7.01;
(ii)    the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in Section 7.02; and
(iii)    the Buyer shall make the payments contemplated by Section 1.03(b).

Section 1.03    Closing Payment Certificate; Closing Date Payments.
(a)    No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Buyer: (i) the Closing Payment Certificate; (ii) a pay-off letter in form and substance reasonably satisfactory to the Buyer duly executed by each Person to whom any Indebtedness listed on Schedule 1.03(a) is (or at the Closing will be) owed by the Company or any Subsidiary, which shall include a complete release of the Company and each Subsidiary from all Liens and Liabilities with respect to such Indebtedness, effective upon the discharge of such Indebtedness at the Closing; (iii) final invoices submitted by each Person to whom any Company Transaction Expenses are (or at the Closing will be) owed representing all Company Transaction Expenses payable to such Person with respect to the period through the Closing; and (iv) a certificate of the Secretary of the Company certifying resolutions duly adopted by the Board of Directors of the Company providing for the termination and cancellation of all outstanding SAR Awards, Company Options and Phantom Share Awards in accordance with the terms of the applicable Company Stock Plan, effective immediately prior to the Closing.
(b)    On the Closing Date, the Buyer shall make the following payments, in each case in the respective amounts set forth in the Closing Payment Certificate:
(i)    to the Seller, by wire transfer of immediately available funds, the Closing Stock Consideration;
(ii)    to the Company, by wire transfer of immediately available funds, the portion of the Aggregate Closing Consideration payable to the holders of SAR Awards, Phantom Share Awards and In-the-Money Company Options pursuant to Section 1.06;
(iii)    to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount to be deposited into the Escrow Account;
(iv)    to each Person specified in the Closing Payment Certificate as a recipient of payments in respect of the Closing Indebtedness, by wire transfer of immediately available funds, the amount payable to such Person as specified in the Closing Payment Certificate; and
(v)    to each Person specified in the Closing Payment Certificate as a recipient of payments in respect of Company Transaction Expenses, by wire transfer of immediately available funds, the amount payable to such Person as specified in the Closing Payment Certificate.
Section 1.04    Escrow.
(a)    At Closing, the Buyer will (in accordance with Section 1.03(b)(iii)) deliver to the Escrow Agent the Escrow Amount to be held in escrow pursuant to the Escrow Agreement and to be disbursed in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Account, together with any interest and earnings thereon, shall be held by the Escrow

Agent and released by the Escrow Agent to the Seller or the Buyer, as applicable, in accordance with the terms of the Escrow Agreement.
(b)    On the first Business Day following the twelve (12) month anniversary of the Closing Date (such anniversary date the “Escrow Release Date”), if the amount then remaining in the Escrow Fund exceeds the aggregate amount of all claims asserted against the Escrow Fund in accordance with Section 1.07 or Article VIII which have not been resolved pursuant to the terms set out in Section 1.07 or Article VIII (each a “Pending Claim”), then the Seller and the Buyer shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to pay and distribute such excess (or if there are no Pending Claims as of the Escrow Release Date, the entire remaining amount in the Escrow Fund) to the Seller. Thereafter, after final resolution of each Pending Claim, the Seller and the Buyer shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to pay and distribute that portion, if any, of the Escrow Fund held in respect of such Pending Claim that is to be paid, in accordance with such resolution, to the Buyer or a Person or Persons other than the Sellers, and then to pay to the Seller an amount equal to the remaining Escrow Funds not held in respect of other Pending Claims.
Section 1.05    Exchange Procedures. At or prior to the Closing, the Seller shall deliver, or the Company shall deliver on the Seller’s behalf, to the Buyer the Certificates evidencing the Shares duly endorsed in blank or with stock powers duly executed by the Seller. The transfer of the Shares by the Seller to the Buyer shall be deemed to occur as of the opening of business on the Closing Date. At Closing and upon proper delivery of the Certificates to the Buyer, the Seller shall receive in exchange therefor cash in an amount equal to the Closing Stock Consideration, as reflected on the Closing Date Allocation Schedule attached to the Closing Payment Certificate. Until delivered as contemplated by this Section 1.05, each Certificate shall be deemed at all times after the Closing to represent only the right to receive upon such delivery the applicable Closing Stock Consideration and the applicable portion of any Future Payments that become payable pursuant to this Agreement. The Seller shall not be entitled to receive any portion of the Aggregate Consideration to which he would otherwise be entitled until such Certificates are properly delivered.
Section 1.06    Company Options, Phantom Share Awards and SAR Awards. Prior to the Closing Date, the board of directors of the Company shall adopt the necessary resolutions, and the Company shall take all other actions, necessary to effect the following (each to be effective immediately prior to and contingent upon the Closing):
(a)    The Company shall use Reasonable Best Efforts to cause the holder of each SAR Award that is then outstanding to execute and deliver, prior to the Closing, a Release Agreement pursuant to which such holder shall agree to release, among other things as set forth in Exhibit B, all claims under the applicable SAR Award in accordance with Section 9(f) of the applicable SARs Plan in exchange for the right to receive an amount equal to the amount payable with respect to such SAR Award pursuant to the applicable SARs Plan upon the consummation of the transactions contemplated by this Agreement as specified in the Closing Date Allocation Schedule, subject to withholding as provided in Section 1.09; provided, however, that notwithstanding anything to the contrary herein, no amount shall be payable to any holder of any such SAR Award unless and until such holder shall have executed and delivered to the Company a Release Agreement.
(b)    The Company shall use Reasonable Best Efforts to cause the holder of each In-the-Money Company Option that is then outstanding (whether such In-the-Money Company Option is vested or unvested, but not to the extent it has theretofore been exercised) to execute and deliver, prior to Closing, a Release Agreement pursuant to which such holder shall agree, among other things as set forth in Exhibit B, to surrender such In-the-Money Company Option in exchange for the right to receive an amount equal to (A) such In-the-Money Company Option’s Option Allocation of the Share-Based Consideration less the aggregate exercise price of such In-the-Money Company Option, plus (B) such In-the-Money Company Option’s Pro Rata Share of the portion of all Future Payments that become payable pursuant to the terms of this Agreement, in each case subject to withholding as provided in Section 1.09.
(c)    The Company shall use Reasonable Best Efforts to cause the holder of each Phantom Share Award that is then outstanding to execute and deliver a Release Agreement pursuant to which such holder shall agree, among other things as set forth in Exhibit B, to surrender such Phantom Share Award in exchange for the right to receive an amount equal to (A) the amount payable with respect to such Phantom Share Award pursuant to the 2015 Phantom Share Plan upon the consummation of the transactions contemplated by this Agreement as specified in the Closing Date Allocation Schedule, plus (B) such Phantom Share Award’s Pro Rata Share of the portion of all Future Payments that become payable pursuant to the terms of this Agreement, in each case subject to withholding as provided in Section 1.09; provided, however, that notwithstanding anything to the contrary herein, no amount shall be payable to any holder of any such Phantom Share Award unless and until such holder shall have executed and delivered to the Company a Release Agreement.
(d)    Upon the surrender of any SAR Award, In-the-Money Company Option or Phantom Share Award pursuant to this Section 1.06, such SAR Award, In-the-Money Company Option or Phantom Share Award shall no longer represent the right to acquire any shares of Company Stock or other Equity Interests or payment derived from the value thereof, but shall entitle the holder thereof to receive only the consideration payable in respect thereof pursuant to this Section 1.06 (and all sections of this Agreement related hereto) as holders of a SAR Award, Phantom Share Award or In-the-Money Company Options.
(e)    The Buyer shall cause the Company to pay as promptly as practicable after the Closing Date to each holder of a SAR Award, Phantom Share Award or In-the-Money Company Option the portion of the Aggregate Closing Consideration payable to such holder of a SAR Award, Phantom Share Award or In-the-Money Company Option pursuant to this Section 1.06 (subject to any applicable withholding as provided in Section 1.09) in accordance with the Closing Date Allocation Schedule. The Buyer shall cause the Company to pay to each holder of a Phantom Share Award or In-the-Money Company Option any amounts payable with respect to each Future Payment (subject to any applicable withholding as provided in Section 1.09) in accordance with the Closing Date Allocation Schedule.

(f)    The Company shall cause each Company Option that is not an In-the-Money Company Option and each Phantom Share Award or SAR Award not receiving consideration pursuant to the transactions contemplated by this Agreement in accordance with this Section 1.06 to be terminated and cancelled without payment of consideration therefor.
Section 1.07    Adjustment Before and After the Closing. The Estimated Closing Adjustment and the Final Closing Adjustment shall be determined as set forth below in this Section 1.07:
(a)    Not later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Buyer a statement (the “Estimated Closing Adjustment Statement”) setting forth the Estimated Closing Adjustment, including an estimated consolidated balance sheet of the Company and the Subsidiaries as of 11:59 PM Eastern time on the day immediately prior to the Closing Date, together with all relevant backup materials, in detail reasonably acceptable to the Buyer. The Estimated Closing Adjustment Statement and such consolidated balance sheet shall be prepared in accordance with the Accounting Principles. Schedule 1.07(a) attached hereto reflects the Closing Adjustment Items to be included in the Estimated Closing Adjustment Statement, including estimated amounts in respect thereof as of the date of this Agreement. From the delivery of the Estimated Closing Adjustment Statement until such time as the calculation of the Estimated Closing Adjustment has been finally determined pursuant to this Section 1.07(a), the Buyer and its accountants shall, upon reasonable notice and during normal business hours, be permitted to discuss with the Company and its accountants the Estimated Closing Adjustment Statement and shall be provided complete and accurate copies of, and have reasonable access, upon reasonable notice at reasonable times during normal business hours, to the work papers and supporting records of the Company and its accountants so as to allow the Buyer and its accountants to verify the accuracy of the Estimated Closing Adjustment Statement. If the Buyer objects to the Estimated Closing Adjustment Statement, the Company and the Buyer will work together in good faith to resolve the issues in dispute. If all disputed issues are resolved, the amounts as agreed upon by the Buyer and the Company shall be used to determine the Estimated Closing Adjustment. If the Buyer and the Company are unable to resolve all such disputed issues within three (3) Business Days following the Buyer’s receipt of the Estimated Closing Adjustment Statement, the Estimated Closing Adjustment shall be as determined by the Company and the Escrow Amount shall be increased by the amount that the Buyer’s calculation of the Estimated Closing Adjustment exceeds the Company’s calculation of the Estimated Closing Adjustment.
(b)    Not later than 60 calendar days after the Closing Date, the Buyer shall deliver to the Seller the Closing Adjustment Statement, including a consolidated balance sheet of the Company and the Subsidiaries as of as of 11:59 PM Eastern time on the day immediately prior to the Closing Date. The Closing Adjustment Statement and such consolidated balance sheet shall be prepared in accordance with the Accounting Principles. The Closing Adjustment Statement delivered pursuant to this Section 1.07(b) shall be accompanied by a statement setting forth the amount, if any, by which the total of the Closing Adjustment Items is greater than, or less than, the Estimated Closing Adjustment. The Closing Adjustment Statement, as proposed by Buyer pursuant to this Section 1.07(b), shall be deemed for purposes of this Section 1.07 to be the

“Final Closing Adjustment Statement,” the Closing Adjustment Items reflected thereon shall be deemed for purposes of this Section 1.07 to be the “Final Closing Adjustment Items” and each shall be final and binding on all parties to this Agreement and on the Seller, unless the Seller timely delivers to the Buyer an Objection Notice in accordance with Section 1.07(c).
(c)    In the event that the Seller disputes the Closing Adjustment Statement or the amount of the Closing Adjustment Items, the Seller shall notify the Buyer in writing (the “Objection Notice”) of the amount, nature and basis of such dispute, within 30 calendar days after delivery of the Closing Adjustment Statement pursuant to Section 1.07(b). Any such Objection Notice shall specify those items or amounts as to which the Seller disagrees, and the Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Adjustment Statement and the amount of the Closing Adjustment Items delivered pursuant to Section 1.07(b). In the event of such a dispute, the Buyer and the Seller shall first negotiate in good faith to reach agreement on the disputed items or amounts in order to determine the amount of the Closing Adjustment Items, which amount shall not be more than the Buyer’s calculation delivered pursuant to Section 1.07(b) nor less than the Seller’s calculation delivered pursuant to this Section 1.07(c). If the Buyer and the Seller reach a final resolution on the Closing Adjustment Statement within 30 days after the Buyer’s receipt of the Objection Notice (or within any additional period as mutually agreed to between the Buyer and the Seller), then the Closing Adjustment Statement agreed upon by the Buyer and the Seller shall be deemed for purposes of this Section 1.07 to be the “Final Closing Adjustment Statement,” the Closing Adjustment Items reflected thereon shall be deemed for purposes of this Section 1.07 to be the “Final Closing Adjustment Items” and each shall be final and binding on all parties to this Agreement and on the Seller.
(d)    If the Buyer and the Seller are unable to resolve the dispute within 30 calendar days after delivery of the Objection Notice, then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by the Seller and the Buyer or, if the Seller and the Buyer fail or refuse to select a firm within 10 calendar days after written request therefor by the Seller or the Buyer, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the Boston, Massachusetts office of the American Arbitration Association (the “Neutral Accountant”). All determinations and calculations pursuant to this Section 1.07(d) shall consider only those Closing Adjustment Items that are set forth in the Objection Notice and remain in dispute, shall be a value that is not greater than the greatest value for any such item or less than the lowest value for any such item claimed by Buyer, on the one hand, or Seller, on the other hand, shall be in writing and shall be delivered to the Buyer and the Seller as promptly as practicable. Absent fraud or manifest error, the Closing Adjustment Statement as finally determined by the Neutral Accountant shall be deemed for purposes of this Section 1.07 to be the “Final Closing Adjustment Statement,” the Closing Adjustment Items reflected thereon shall be deemed for purposes of this Section 1.07 to be the “Final Closing Adjustment Items” and each shall be final and binding on all parties to this Agreement. In determining the Closing Adjustment Statement and the Closing Adjustment Items, the Neutral Accountant shall act as an expert and not as arbitrator. A judgment on the determination made by the Neutral Accountant pursuant to this Section 1.07 may be entered in and enforced by any court having jurisdiction thereover.
(e)    The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to Section 1.07(d) shall be borne by the Seller, on the one hand, and the Buyer, on the other hand, in proportion to the amounts by which the proposals of the Buyer and the Seller differed from the Neutral Accountant’s final determination.
(f)    The “Final Closing Adjustment” shall be equal to (i) the amount of the Final Closing Adjustment Items, minus (ii) the Estimated Closing Adjustment. For the avoidance of doubt, the Final Closing Adjustment may be a positive or negative number. If the Final Closing Adjustment is greater than zero (0), then the Buyer shall be entitled to receive payment of the Final Closing Adjustment from the Seller promptly (and in no event later than two (2) Business Days) after the date of determination of the Final Closing Adjustment; provided that the Buyer shall have the right to have any such payment satisfied via a disbursement from any then available Escrow Fund and, if the Buyer elects to have such payment satisfied via a disbursement from the Escrow Fund, the Seller and the Buyer shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to pay and distribute such amount to the Buyer. If the Final Closing Adjustment is less than zero (0), then promptly (and in no event later than two (2) Business Days) after the date of determination of the Final Closing Adjustment: (1) a portion of the absolute value thereof equal to 90% of the Pro Rata Share that is represented by each Share shall be paid by the Buyer to the Seller, (2) a portion of the absolute value thereof equal to 100% of the Pro Rata Share that is represented by each In-the-Money Company Option and each Phantom Share Award shall be paid by the Buyer to the Company for payment to the holder thereof (subject to any applicable withholding as provided in Section 1.09) and (3) the absolute value of the remainder of the Final Closing Adjustment shall be deposited with the Escrow Agent to be held in escrow pursuant to the Escrow Agreement. The percentage of the Final Closing Adjustment, if any, to be distributed to the Seller and each holder of a Phantom Share Award or In-the-Money Company Option is set forth opposite such Seller’s and Derivative Holder’s name on the Preliminary Closing Date Allocation Schedule.
(g)    From the delivery of the Closing Adjustment Statement until such time as the calculation of the Final Closing Adjustment has been finally determined pursuant to this Section 1.07, the Seller and his Representatives (at the Seller’s expense) shall, upon reasonable notice and during normal business hours, be permitted to discuss with the Buyer, the Company and its Subsidiaries, and their accountants the Closing Adjustment Statement and shall be provided complete and accurate copies of, and have reasonable access, upon reasonable notice at reasonable times during normal business hours, to the work papers and supporting records of the Buyer, the Company and its Subsidiaries and their accountants so as to allow the Seller and its Representatives to verify the accuracy of the Closing Adjustment Statement.
(h)    The parties agree that the procedures set forth in this Section 1.07 shall be the sole and exclusive method for resolving any disputes with respect to the determination of the Final Closing Adjustment Statement, the Final Closing Adjustment Items and the Final Closing Adjustment; provided, that this provision shall not prohibit the Buyer or the Seller from instituting litigation to enforce the determination of the Neutral Accountant and shall not limit any remedy of any party under Article VIII.
Section 1.08    Allocation Schedules; Payments of Future Payments.
(a)    The Preliminary Closing Date Allocation Schedule sets forth a true, correct and complete summary of the allocation (estimated as of the date hereof) of the amounts payable to the Seller and each holder of a SAR Award, Phantom Share Award or In-the-Money Company Option pursuant to this Agreement. The Company shall deliver to the Buyer, at least three (3) Business Days prior to the Closing, the Closing Date Allocation Schedule (attached as an exhibit to the Closing Payment Certificate), which may contain updates or corrections to the information in the Preliminary Closing Date Allocation Schedule, solely to the extent consistent with the express provisions of this Article I (and without limiting or modifying any other representations, warranties or covenants in this Agreement applicable to the information set forth therein). From time to time after the Closing Date, the Seller may, with the written agreement of the Buyer, update, correct or otherwise amend or modify the Closing Date Allocation Schedule in any manner that is consistent with the express provisions of this Article I. The Buyer shall be entitled to rely conclusively on the Closing Date Allocation Schedule as in effect from time to time, and, as between the Seller and the holders of SAR Awards, Phantom Share Awards or In-the-Money Company Options, on the one hand, and the Buyer, on the other hand, any amounts delivered by the Buyer to the Seller or the holders of SAR Awards, Phantom Share Awards or In-the-Money Company Options in accordance with the Closing Date Allocation Schedule in effect from time to time shall be deemed for all purposes to have been delivered to the Seller or the applicable holder of a SAR Award, Phantom Share Award or In-the-Money Company Option in full satisfaction of the applicable obligations of the Buyer under this Article I.
(b)    The Buyer shall make all payments constituting the Closing Stock Consideration to the Seller in accordance with the Closing Date Allocation Schedule. The Buyer or the Company shall pay the portion of the Aggregate Closing Consideration payable in respect of In-the-Money Company Options, Phantom Share Awards and SAR Awards pursuant to Section 1.06 to the holders thereof in accordance with the Closing Date Allocation Schedule (subject to any applicable withholding as provided in Section 1.09).
(c)    The portion of any Future Payment payable in respect of Shares shall be paid by the Buyer or the Company to the Seller, and the portion of any Future Payment payable in respect of In-the-Money Company Options or Phantom Share Awards shall be paid (subject to any applicable withholding as provided in Section 1.09) by the Company to the holders thereof, in each case in accordance with the Closing Date Allocation Schedule.
(d)    The parties understand and agree that (i) the Seller has no rights as a security holder of the Buyer as a result of his right to receive the Future Payments, (ii) without limiting the generality of Section 13.04, no right to receive any Future Payment may be assigned or otherwise transferred without the prior written consent of the Buyer and any purported assignment or transfer in the absence of such consent shall be null and void ab initio, and (iii) no interest is payable as additional consideration with respect to any of the Future Payments.

(e)    Any Future Payments made to any party pursuant to this Section 1.08 shall (i) constitute an adjustment of the Aggregate Consideration for Tax purposes and (ii) be treated as such by parties hereto on their Tax Returns, in each case to the greatest extent permitted by Law.
Section 1.09    Withholding Rights. The Buyer, the Company and the Escrow Agent will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person, including payments made under the Escrow Agreement, such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from Seller and any other recipients of payments hereunder. Before making any such deduction or withholding with respect to a payment to Seller for his Shares, provided that Seller has complied with his obligation under Section 6.06, the Buyer shall employ commercially reasonable efforts to provide the Seller with at least ten (10) days advance written notice of the intention to make such deduction or withholding, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding, and the Buyer will cooperate, at the Seller’s expense, with any reasonable request from Seller to obtain reduction of such withholding or relief therefrom. In the event that any amount is so deducted and withheld, and properly remitted, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made.
Section 1.10    Further Assurances. From and after the Closing, the parties will use their Reasonable Best Efforts take such further action (including the execution and delivery of such further instruments and documents) as may be reasonably necessary to carry out the intent of this Agreement.
Article II.
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).
Section 2.01    Authority; No Conflict; Required Filings and Consents.
(a)    The Seller has all requisite power, authority and capacity to execute and deliver this Agreement and the other agreements contemplated hereby and to perform his obligations hereunder and thereunder. This Agreement and all other agreements contemplated hereby have been or will be as of the Closing Date duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Buyer, the Seller and any other party thereto, constitutes or will constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.
(b)    Subject to the filing requirements of the HSR Act and applicable foreign Antitrust Laws, neither the execution and delivery by the Seller of this Agreement or any other agreement contemplated hereby, nor the performance by the Seller of his obligations hereunder or thereunder, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (i) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (ii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract to which the Seller is a party or by which the Seller is bound or to which any of the assets of the Seller are subject, (iii) result in the imposition of any Lien upon any assets of the Seller or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or any of his properties or assets, except in the case of the foregoing clauses (ii), (iii) and (iv) for such notices, consents and waivers that, if not obtained or made, and such conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, Liens and violations that, individually or in the aggregate, have not adversely affected and would not reasonably be expected to adversely affect the ability of the Seller to consummate the transactions contemplated by this Agreement or timely perform his obligations hereunder.
(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Seller in connection with the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the transactions contemplated by this Agreement, except for the pre‑Closing notification requirements under the HSR Act and any applicable foreign Antitrust Laws. Section 2.01(c) of the Disclosure Schedule sets forth a true, correct and complete list of all consents and approvals of third parties and Governmental Entities, and all filings and notices, that are required by or with respect to the Seller in connection with the consummation by the Seller of the transactions contemplated by this Agreement.
Section 2.02    Ownership of Stock. The Seller holds beneficially and of record all of the Shares, free and clear of any Liens (other than restrictions on transfer arising under applicable securities Laws). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transfer of any Shares. Upon consummation of the purchase contemplated hereby, the Buyer will acquire from the Seller good, valid and marketable title to all Shares, free and clear of all Liens (other than restrictions on transfer arising under applicable securities Laws).
Section 2.03    Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Seller that questions the validity of this Agreement or any action taken or to be taken by the Seller in connection herewith or that has adversely affected or could reasonably be expected to adversely affect the Seller’s ability to consummate the transactions contemplated by this Agreement or timely perform his obligations hereunder.

Section 2.04    Brokers. Except as set forth on Section 2.04 of the Disclosure Schedule, the Seller has not retained any broker in connection with the transactions contemplated by this Agreement. Neither the Buyer nor, following the Closing, the Company or its Subsidiaries will have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisors, or similar fee in connection with this Agreement or the transactions contemplated by this Agreement by reason of any action taken by the Seller. The Seller has made available to the Buyer complete and correct copies of all Contracts under which any such fees or commissions are payable and all indemnification and other Contracts related to the engagement of any broker in connection with the transactions contemplated by this Agreement.
Section 2.05    Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE II, ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE) AND IN ANY OTHER TRANSACTION DOCUMENT, NONE OF THE SELLER, THE COMPANY, ITS SUBSIDIARIES, AFFILIATES OF THE COMPANY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT TO THE SELLER, THE COMPANY, ITS SUBSIDIARIES OR THE RESULTS OF OPERATIONS OR FINANCIAL CONDITION OF THE COMPANY OR ITS SUBSIDIARIES, INCLUDING ANY REPRESENTATIONS AND WARRANTIES AS TO THE FUTURE SALES, REVENUE, PROFITABILITY OR SUCCESS OF THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES, OR ANY REPRESENTATIONS ARISING FROM STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR A USAGE OR TRADE. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL, OR SHALL BE DEEMED OR CONSTRUED TO, PRECLUDE, LIMIT OR IMPAIR ANY CLAIM IN RESPECT OF, RELIEVE ANY PERSON OF ANY LIABILITY OR OBLIGATION FOR, OR LIMIT OR IMPAIR ANY RECOURSE OR REMEDY OF ANY PERSON AVAILABLE IN RESPECT OF, FRAUD, WHETHER BASED ON REPRESENTATIONS OR STATEMENTS SET FORTH IN OR OUTSIDE OF THIS AGREEMENT.
Article III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).
Section 3.01    Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts. The Company is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction listed in Section 3.01 of the Disclosure

Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to the Buyer complete and accurate copies of its Organizational Documents. The Company is not in default under or in violation of any provision of its Organizational Documents.
Section 3.02    Capitalization.
(a)    The authorized capital stock of the Company consists of 44,000,000 shares of Company Stock, of which 4,000,000 shares are designated as Company Class A Common Stock and 40,000,000 shares are designated as Company Class B Common Stock. As of the date of this Agreement, there are (i) 3,400,000 shares of Company Class A Common Stock and 30,600,000 shares of Company Class B Common Stock outstanding and (ii) no shares of Company Stock held in treasury. All of the outstanding shares of Company Stock are owned by the Seller.
(b)    Section 3.02(b) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of all outstanding shares of Company Stock that constitute restricted stock (other than restrictions that arise solely by reason of such stock having not been registered under federal or state securities laws) or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been and on the Closing Date will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities Laws.
(c)    Section 3.02(c) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of shares of Company Stock issued to date under such Company Stock Plan, the number of shares of Company Stock subject to outstanding options under such Company Stock Plan and the number of shares of Company Stock reserved for future issuance under such Company Stock Plan, (ii) all holders of outstanding Company Options, indicating with respect to each Company Option, the Company Stock Plan under which it was granted, the number of shares of Company Stock subject to such Company Option, the exercise price and the date of grant, (iii) all outstanding SAR Awards, indicating with respect to each such award the name of the holder thereof, the SARs Plan under which it was granted, the number of incentive units subject to such SAR Award, the date of grant and the base unit value for each SAR Award, and (iv) all outstanding Phantom Share Awards, indicating with respect to each such award the name of the holder thereof, the Company Stock Plan under which it was granted, the number of Phantom Shares and the date of grant. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Company Options and all agreements evidencing SAR Awards and Phantom Share Awards. All of the shares of capital stock of the Company subject to Company Options will be, upon issuance pursuant to the exercise of such instruments and payment of the exercise price therefor, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.
(d)    With respect to each Company Option (whether outstanding or previously exercised), Phantom Share Award and SAR Award, (i) each grant was duly authorized no later than the date on which such award was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party promptly following the Grant Date, (ii) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Securities Act, and the Exchange Act, to the extent applicable, and all other applicable Laws and are not and have not been the subject of any internal investigation regarding the compliance of such grants with the applicable Company Stock Plan or any applicable Laws or accounting requirements, and (iii) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company. Each Company Option was granted with an exercise price per share that was at least equal to the fair market value of a share of Company Class B Common Stock on the date of grant of such Company Option, as determined under Section 409A of the Code and consistent with valuations or similar reports pertaining to the valuation of the Company Class B Common Stock. The Company has made available to Buyer all valuation or similar reports pertaining to the valuation of the Company Class B Common Stock applicable to the grant of outstanding Company Options and Phantom Share Awards. The Company has not adjusted the exercise price or measurement value of any Company Option, Phantom Share Award or SAR Award following the grant of such Company Option, Phantom Share Award or SAR Award. Neither the Company nor any Subsidiary has issued, or promised to issue, any Company Options, Phantom Share Awards or SAR Awards after November 1, 2018, and has no plans to do so.
(e)    Except as set forth in Section 3.02(c) or Section 3.02(e) of the Disclosure Schedule, (i) there are no Equity Interests of any class of the Company, or any security exchangeable into or exercisable for such Equity Interests, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other Equity Interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other Equity Interests, or obligating the Company to grant, extend, otherwise modify or amend or enter into any such option, warrant, Equity Interest, call, right, commitment or agreement, (iii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any Equity Interests of the Company any evidences of Indebtedness or assets of the Company, and (iv) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any Equity Interests or to pay any dividend or to make any other distribution in respect thereof. Except as set forth in this Section 3.02, as of the date of this Agreement, the Company does not have any outstanding equity compensation or equity-based compensation.
(f)    There is no Contract, between the Company and any holder of its securities, or, to the Company’s Knowledge, among any holders of its securities, relating to the sale or transfer (including Contracts relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act or the securities Laws of any other jurisdiction, or voting, of the capital stock of the Company.
(g)    The Preliminary Closing Date Allocation Schedule sets forth a true, correct and complete summary of the allocation (estimated as of the date hereof) of the amounts payable to the Seller and each holder of a SAR Award, Phantom Share Award or In-the-Money Company Option pursuant to this Agreement. The Closing Date Allocation Schedule will set forth as of the Closing a true, correct and complete summary of the allocation of the amounts payable to the Seller and each holder of a SAR Award, Phantom Share Award or In-the-Money Company Option pursuant to this Agreement. The allocation of payments set forth on the Preliminary Closing Date Allocation Schedule complies (and the allocation of such payments set forth on the Closing Date Allocation Schedule will comply) with the terms of the Company’s Organizational Documents, the Company Stock, the Phantom Share Awards, the Company Options, the SAR Awards and the Company Stock Plans.
Section 3.03    Subsidiaries.
(a)    Section 3.03 of the Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.
(b)    Each Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to the Buyer complete and accurate copies of the charter, by‑laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities Laws), claims, Liens, options, warrants, rights, Contracts, calls, equities and demands. There are no outstanding or authorized options, warrants, rights or Contracts to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no forms of equity or equity-based compensation or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.
(c)    The Company does not own or control directly or indirectly or have any direct or indirect equity participation or similar interest in, or any obligation to providing funding to, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary.
Section 3.04    Authority; No Conflict; Required Filings and Consents.
(a)    The Company has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of the Company and the Seller. This Agreement and all other agreements contemplated hereby have been or will be as of the Closing Date duly and validly executed and delivered by the Company and constitutes or will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms , except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.
(b)    Subject to the filing requirements of the HSR Act and applicable foreign Antitrust Laws and except as set forth on Section 3.04(b) of the Disclosure Schedule, neither the execution and delivery by the Company and the Seller of this Agreement or any other agreement contemplated hereby, nor the performance by the Company and the Seller of their respective obligations hereunder or thereunder, nor the consummation by the Company and the Seller of the transactions contemplated hereby or thereby, will (i) conflict with or violate any provision of the Organizational Documents of the Company, each as amended or restated to date, or the Organizational Documents of any Subsidiary, each as amended or restated to date, (ii) require on the part of the Company, any Subsidiary or the Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of the assets of the Company or any Subsidiary are subject, (iv) result in the imposition of any Lien upon any assets of the Company or any Subsidiary or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or the Seller or any of their respective properties or assets, except in the case of the foregoing clauses (iii), (iv) and (v) for such notices, consents and waivers that, if not obtained or made, and such conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, Liens and violations that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in any material Damages or the loss of any material rights or benefits.
Section 3.05    Financial Statements.
(a)    The Company has made available to the Buyer the Company Financial Statements and the ASC 606 Analysis. The Company Financial Statements (i) comply as to form with all applicable accounting requirements and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (to the extent consistent with GAAP); provided, however, that the Company Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which, individually and in the aggregate, will not be material) and do not include footnotes. The ASC 606 Analysis was prepared in good faith and conforms to the guidance provided under the Financial Accounting Standards Board’s Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.
(b)    Each of the Company Financial Statements fairly presents in all material respects the consolidated assets, Liabilities, business, financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the date thereof and for the period referred to therein, and is consistent with the books and records of the Company and the Subsidiaries.
(c)    The Company maintains accurate books and records reflecting its assets and Liabilities.
(d)    Neither the Company nor any Subsidiary has extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company or any Subsidiary.
Section 3.06    Absence of Certain Changes. Since December 31, 2018, (a) there has occurred no Change which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, (b) the Company and the Subsidiaries have conducted their businesses in the Ordinary Course of Business and (c) neither the Company nor any Subsidiary has taken any of the actions set forth in clauses (a) through (u) of Section 5.01.
Section 3.07    Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Liability, except for (a) Liabilities shown on the face of the Most Recent Balance Sheet, a copy of which is attached to Section 3.07 of the Disclosure Schedule, (b) Liabilities that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and which are similar in nature and amount to the Liabilities that arose during the comparable period of time in the immediately preceding fiscal period, (c) Liabilities set forth on Section 3.07 of the Disclosure Schedule, (d) Company Transaction Expenses or amounts included in the Employee Amount incurred in connection with the execution of this Agreement, or (e) contractual performance obligations (other than on account of breach or default thereunder or a violation of Law) under existing executory contracts that are Material Contracts or Company Plans.
Section 3.08    Books and Records. The Buyer has been given access to true and correct copies of the material minutes of the stockholders, Board of Directors or any committee thereof (as applicable) and of all written consents executed in lieu of the holding of any such meeting of the Company and its Subsidiaries for the past three (3) years. The minute books and other similar records of the Company are true, correct and complete in all material respects. Section 3.08 of the Disclosure Schedule sets forth a true, correct and complete list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.
Section 3.09    Tax Matters.
(a)    Each of the Company and the Subsidiaries has properly filed on a timely basis all income and other material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects. Each of the Company and the Subsidiaries has paid on a timely basis all material Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid Taxes of the Company and each Subsidiary (i) for Tax periods (or portions thereof) through the date of the Most Recent Balance Sheet do not materially exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and (ii) for Tax periods (or portions thereof) through the Closing Date, will not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP. All unpaid Taxes of the Company and each Subsidiary for all Tax periods commencing after the date of the Most Recent Balance Sheet arose in the Ordinary Course of Business.
(b)    All material Taxes that the Company or any Subsidiary is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and each of the Company and any Subsidiary has complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any Company Employee, independent contractor, creditor, or other third party.
(c)    Neither the Company nor any Subsidiary is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is the Company. Neither the Company nor any Subsidiary (i) has any Liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or any Subsidiary, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar Contract (excluding for this purpose commercial contracts entered into in the Ordinary Course of Business and not primarily related to Taxes).
(d)    No examination or audit or other action of or relating to any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. No deficiencies for Taxes of the Company or any Subsidiary have been claimed, proposed or assessed in writing or, to the Knowledge of the Company, otherwise by any Governmental Entity. Neither the Company nor any Subsidiary has been informed in writing or, to the Knowledge of the Company, otherwise by any jurisdiction in which the Company or any Subsidiary does not file a Tax Return that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither the Company nor any Subsidiary has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed (excluding any extensions granted automatically), or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.
(e)    Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
(f)    Neither the Company nor any Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies.
(g)    There are no Liens with respect to Taxes upon any of the assets of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable.
(h)    Neither the Company nor any Subsidiary (i) is a stockholder of a “controlled foreign corporation” (other than the Subsidiaries of the Company) as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), or (ii) is a stockholder in a “passive foreign investment company” as defined in Section 1297 of the Code.
(i)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any period (or portion thereof) ending after the Closing Date as a result of an election under Section 965(h) of the Code. Neither the Company nor any of its Subsidiaries has requested or received a ruling from any Governmental Entity or signed any written agreement with any Governmental Entity that could reasonably be expected to impact the amount of Tax due from Company or its Subsidiaries after the Closing Date.

(j)    To the Company’s Knowledge, all related party transactions involving the Company or any Subsidiary have been conducted at arm’s length in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law.
(k)    Neither the Company nor any Subsidiary has engaged in a “reportable transaction” as set forth in Treasury Regulation section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation section 301.6111-2(b)(2) or any analogous provision of state or local Law. Each of the Company and the Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(l)    At all times since its incorporation, for federal income tax purposes, the Company has validly been treated as an “S corporation” within the meaning of Section 1361(a) of the Code and has validly been treated in a similar manner for purposes of the income tax Laws of all states which recognize or give effect to such status (whether or not a separate election is required) and in which it has been subject to taxation. At all times since inception, for federal income tax purposes, each U.S. Subsidiary of the Company has validly been treated as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3) of the Code and has validly been treated in a similar manner for purposes of the income tax Laws of all states in which it has been subject to taxation. The Seller is eligible to make a Section 338(h)(10) Election with respect to the purchase and sale of the Shares. Neither the Company nor the Subsidiaries has any potential Liability for any Tax under Section 1374 of the Code (or comparable provisions of state Law) in connection with the sale or deemed sale of the assets of the Company and the U.S. Subsidiaries. None of the Company nor any of the Subsidiaries has ever (A) acquired assets from another corporation in a transaction in which the Company’s or such Subsidiary’s tax basis for the acquired assets was determined, in whole or part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation which is or has been a qualified subchapter S subsidiary.
Notwithstanding anything to the contrary in this Agreement, the representations and warranties in Section 3.06, this Section 3.09 and Section 3.16 shall be the only representations or warranties of the Company in this Agreement with respect to Tax matters. The representations in this Section 3.09 (other than Section 3.09(c), Section 3.09(i), Section 3.09(l)) may only be relied upon for purposes of liability for Taxable periods (or portions thereof) ending on or prior to the Closing Date.

Section 3.10    Assets. The Company or the applicable Subsidiary is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company or such Subsidiary, free and clear of all Liens. The Company and each Subsidiary owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted, which tangible assets are reflected in the Company Financial Statements (other than to the extent disposed of in the Ordinary Course of Business).

Section 3.11    Owned and Leased Real Property.
(a)    Neither the Company nor any Subsidiary owns, or has ever owned, any real property.
(b)    Section 3.11(b) of the Disclosure Schedule sets forth a true, correct and complete list of all Leases. The Company has made available to the Buyer complete and accurate copies of the Leases, including all amendments and modifications thereto, and any guarantees thereof. Neither the Company nor any Subsidiary occupies or has a contractual or other right to occupy any space other than pursuant to a Lease. With respect to each Lease:
(i)    such Lease is legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is a party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto;
(ii)    such Lease will continue to be legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;
(iii)    none of the Company, any Subsidiary or, to the Knowledge of the Company, any other party, is, in any material respect, in breach or violation of, or default under, any such Lease, and no event has occurred, is occurring, or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by the Company or any Subsidiary or, to the Knowledge of the Company, any other party under such Lease; and no event has occurred that would give rise to a termination right under such Lease;
(iv)    there are no disputes, oral agreements or forbearance programs in effect as to such Lease;
(v)    neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, subleased, licensed, granted occupancy rights with respect to, deeded in trust or encumbered any interest in the leasehold or subleasehold; and
(vi)    to the Knowledge of the Company, there are no Liens, easements, covenants or other restrictions applicable to the real property subject to such Lease which would reasonably be expected to impair the current uses or the occupancy by the Company or any Subsidiary of the property subject thereto.
Section 3.12    Intellectual Property.
(a)    Section 3.12(a) of the Disclosure Schedule lists all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing and issuance and names of all current applicant(s) and registered owners(s), as applicable. All assignments of Company Registrations to the Company or any Subsidiary have been properly executed and recorded. To the Knowledge of the Company, all Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company, and there are no Liens on any of the Company Registrations.
(b)    There are no inventorship challenges, opposition or nullity proceedings or interferences declared or commenced, or to the Knowledge of the Company, threatened, with respect to any Patent Rights included in the Company Registrations. The Company and the Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company or any Subsidiary and have made no material misrepresentation in such applications. The Company has no Knowledge of any information for which there would be a reasonable basis to preclude the Company or any Subsidiary from having clear title to the Company Registrations or affecting the patentability, validity or enforceability of any Company Registrations.
(c)    Each item of Company Intellectual Property will be owned or available for use by the Buyer or a subsidiary of the Buyer following the Closing on the same terms and conditions as it was immediately prior to the Closing. The Company or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Liens. The Company Intellectual Property constitutes all the material Intellectual Property necessary to (i) Exploit the Customer Offerings in the manner so done currently and, to the Company’s Knowledge, currently contemplated to be done in the future by the Company and the Subsidiaries and (ii) otherwise conduct the business of the Company and the Subsidiaries in the manner currently conducted and, to the Company’s Knowledge, as currently contemplated to be done in the future by the Company and the Subsidiaries. The foregoing representation and warranty does not constitute a representation or warranty regarding the non-infringement by the Company, any Subsidiary or any Company Intellectual Property of any Intellectual Property rights of any Person, which is exclusively the subject matter of Section 3.12(e).
(d)    The Company or the appropriate Subsidiary, as applicable, has taken reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all trade secrets and confidential information comprising a part thereof.
(e)    None of the Customer Offerings, or the Exploitation thereof by the Company or the Subsidiaries or by any authorized Exploitation thereof by any manufacturer, reseller, distributor, customer or user thereof, infringes or violates, or constitutes a misappropriation of, or in the past has infringed or violated, or constituted a misappropriation of, any Intellectual Property rights of any third party. Section 3.12(e) of the Disclosure Schedule lists any written complaint, claim or notice, or threat of any of the foregoing (including any written notification that a license under any patent is or may be required by, or is available for license to, the Company), received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation and any written request or demand for indemnification or defense received by the Company or any Subsidiary from any manufacturer, reseller, distributor, customer, user or any other third party; and the Company has made available to the Buyer copies of all such written complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation.
(f)    To the Knowledge of the Company, no Person (including any Company Employee or current or former consultant of the Company or the Subsidiaries) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any of the Company Licensed Intellectual Property that is exclusively licensed to the Company or any Subsidiary. The Company has made available to the Buyer copies of all correspondence, analyses, written legal opinions, complaints, claims, notices or written threats concerning the infringement, violation or misappropriation of any Company Owned Intellectual Property.
(g)    Section 3.12(g) of the Disclosure Schedule identifies each Contract pursuant to which the Company or any Subsidiary has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Owned Intellectual Property, other than any such Contracts with end user customers, distributors and resellers entered into in the Ordinary Course of Business on terms no less favorable to the Company than those set forth in the Company’s standard forms for such Contracts, copies of which have previously been made available to the Buyer (“Form Agreements”). Neither the Company nor any Subsidiary has agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Offerings or any third party Intellectual Property rights, other than any such Contracts with end user customers, resellers and distributors entered into in the Ordinary Course of Business. Neither the Company nor any Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.
(h)    Section 3.12(h) of the Disclosure Schedule identifies (i) each item of material Company Licensed Intellectual Property and the Contract pursuant to which the Company or any Subsidiary Exploits it (excluding currently-available, “off‑the‑shelf” or “click-wrap” software programs that are licensed by the Company or any Subsidiary, the total fees associated with which are less than $10,000 per year) and (ii) each Contract, assignment or other instrument pursuant to which the Company or any Subsidiary has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property. None of the Customer Offerings that the Company or any Subsidiary currently develops, manufactures, markets, distributes, makes available, sells or licenses (“Current Customer Offerings”) includes “shareware,” “freeware” or other Software or other material that was obtained by the Company or any Subsidiary from third parties other than pursuant to the license agreements listed in Section 3.12(h) and Section 3.12(j) of the Disclosure Schedule.

(i)    Neither the Company nor any Subsidiary has licensed, distributed or disclosed, and knows of no distribution or disclosure by others (including any Company Employee or any current or former contractor of the Company or any Subsidiary) of, the Company Source Code to any Person, except to employees and contractors of the Company and its Subsidiaries or pursuant to the agreements listed in Section 3.12(i) of the Disclosure Schedule, and the Company and the Subsidiaries have taken reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such Company Source Code by the Company, the Subsidiaries, their escrow agent(s) or any other Person to any third party.
(j)    Section 3.12(j) of the Disclosure Schedule lists all Open Source Materials that the Company or the Subsidiaries have utilized in any way in the Exploitation of the Company’s WhatsUp Gold and MOVEit product offerings and, to the Company’s Knowledge, any other Current Customer Offerings. Except as set forth in Section 3.12(j) of the Disclosure Schedule, neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company’s WhatsUp Gold and MOVEit Customer Offerings or, to the Company’s Knowledge, any other Current Customer Offerings; or (ii) used Open Source Materials in connection with the Company’s WhatsUp Gold and MOVEit Customer Offerings or, to the Company’s Knowledge, any other Current Customer Offerings, in each case of (i) and (ii), that require, as a condition of use, modification and/or distribution of such Open Source Materials that other Software or Intellectual Property incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) be redistributable at no charge) or that grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights.
(k)    Each Company Employee and each current or former independent contractor of the Company or any Subsidiary has executed a valid, binding and enforceable written agreement expressly assigning to the Company or such Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, authored, conceived or reduced to practice during the term of such Company Employee’s employment or such independent contractor’s work for the Company or the relevant Subsidiary, and all Intellectual Property rights therein and, to the extent that such Company Employee holds moral rights therein under applicable Law, waived all such moral rights to the extent legally permissible.
(l)    The Customer Offerings conform to the written Documentation and specifications provided by the Company or any Subsidiary to customers or prospective customers in all material respects. To the Knowledge of the Company, the Customer Offerings do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. In the last three (3) years, the Company and the Subsidiaries have not received any written contractual terminations or written requests for settlement due to the failure of the Customer Offerings to meet their specifications for harm or damage to any third party.
(m)    The Company and the Subsidiaries have neither applied for, sought nor received, any support, funding, resources or assistance from any federal, state, local or foreign governmental or quasi-governmental agency or funding source in connection with the Exploitation of the Customer Offerings or any facilities or equipment used in connection therewith. No university or Governmental Entity has sponsored any research or development conducted by the Company or any Subsidiary, or has any claim of right or ownership of or Lien on any Company Owned Intellectual Property or any material Company Licensed Intellectual Property that is, or is purported to be, exclusively licensed to the Company or any Subsidiary.
(n)    Neither the negotiation, execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in (i) a material breach of or default under any Contract governing any Company Intellectual Property, (ii) a material impairment of the rights of the Company or any Subsidiary in or to any Company Intellectual Property or portion thereof, (iii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien on, any Company Intellectual Property, (iv) the Company, any Subsidiary, the Buyer or any of their respective Affiliates being obligated to pay any penalty or new or increased royalty or fee to any Person under any Contract governing any Company Intellectual Property, or (v) the Buyer or any of the Buyer’s Affiliates being (A) bound by or subject to any noncompete or licensing obligation or covenant not to sue or (B) obligated to license any of its Intellectual Property to (or obligated not to assert its Intellectual Property against) any Person.
Section 3.13    Contracts.
(a)    Section 3.13(a) of the Disclosure Schedule lists the following Contracts (each a “Material Contract”) to which the Company or any Subsidiary is a party:
(i)    any Contract (or group of Contracts constituting a single transaction or series of related transactions) for the purchase or sale of products or for the furnishing or receipt of services (A) which involves more than the sum of $150,000 individually, or (B) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;
(ii)    any Contract providing for any royalty, milestone or similar payments by the Company or any Subsidiary (excluding, for the avoidance of doubt, any lease agreements);
(iii)    any Contract concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv)    any Contract (or group of related Contracts) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Lien on any of its assets, tangible or intangible other than security deposits pursuant to lease agreements in the Ordinary Course of Business;
(v)    any Contract providing for “off-balance sheet arrangements” (as defined in Item 303 (a)(4) of Regulation S-K of the SEC) effected by the Company or any Subsidiary other than the SAR Awards;
(vi)    any Contract for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any Contract for the acquisition of the assets or business of any other Person (other than purchases of supplies or components in the Ordinary Course of Business);
(vii)    any Contract concerning confidentiality, noncompetition or non-solicitation (other than confidentiality agreements with customers of the Company, any Subsidiary or Company Employees set forth in the Company’s standard terms and conditions of sale or standard form of confidentiality agreement for employees, copies of which have previously been made available to the Buyer, and such agreements entered into within the last thirty-six months relating to potential purchases by third parties of a majority of the assets or capital stock of the Company, whether by way of stock purchase or merger or consolidation);
(viii)    any employment Contract (excluding offer letters for at-will employment) and any independent contractor or consulting Contract involving base compensation payments in excess of $100,000 within any twelve (12) month period;
(ix)    any Contract providing for severance, retention or any change in control payments or transaction-based bonuses;
(x)    any settlement Contract or settlement-related Contract (including any Contract in connection with which any employment-related claim is settled, but excluding release agreements with departing employees on the Company’s standard form entered in the Ordinary Course of Business) under which the Company or any Subsidiary will have any rights or Liability following the Closing;
(xi)    any Contract involving any current or former officer, director or stockholder of the Company or any Affiliate thereof under which the Company or any Subsidiary will have any rights or Liability following the Closing;
(xii)    any Contract under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(xiii)    any agency, distributor, sales representative, franchise or similar Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound under which in excess of $100,000 per year was paid or received by the Company and its Subsidiaries (collectively) for the prior fiscal year;
(xiv)    any Contract which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in Contracts for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);
(xv)    any Contract, other than those listed in Section 3.13(a)(i) of the Disclosure Schedule, imposing a material restriction on the ability of the Buyer’s, the Buyer’s Affiliates’ or the Acquired Companies’ right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset or to perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or sell any Customer Offerings.
(xvi)    any license, covenant or other Contract required to be listed in Section 3.11(b), Section 3.12(g) or Section 3.12(h) of the Disclosure Schedule;
(xvii)    any Contract with any Governmental Entity or any subcontract with a higher-tier government contractor for the provision of goods or services to a Governmental Entity (a “Government Contract”) involving more than $50,000;
(xviii)    any Contract that would entitle any third party to receive a license or any other right to Intellectual Property of the Buyer or any of the Buyer’s Affiliates (excluding the Company and the Subsidiaries) following the Closing;
(xix)    any Contract that, following the Closing, would bind or purport to bind the Buyer or any of its Affiliates (excluding the Company and the Subsidiaries); and
(xx)    any other Contract (or group of related Contracts) either involving more than $150,000 or not entered into in the Ordinary Course of Business.
(b)    The Company has made available to the Buyer a complete and accurate copy of each Material Contract (as amended). With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is a party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity; (ii) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company, any Subsidiary nor, to the Knowledge of the Company, any other party, is, in any material respect, in breach or violation of, or default under, any such Material Contract, and no event has occurred, is occurring or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by the Company, any Subsidiary or, to the Knowledge of the Company, any other party under such Material Contract.
Section 3.14    Litigation. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened with respect to or against the Company or any Subsidiary or any current officer, director, employee or stockholder or, to the Knowledge of the Company, any former officer, director, employee or stockholder or current or former consultant or agent of the Company or any Subsidiary, in each case in its, his or her capacity as such or with respect to the Company or any Subsidiary, or seeking to prevent or delay the transactions contemplated hereby, and no written notice of any Legal Proceeding involving or relating to the Company or any Subsidiary, whether pending or threatened, has been received by the Company or any Subsidiary. In the past three (3) years, there have been no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Entity, by arbitration or otherwise) against or involving the Company or any Subsidiary. There is no Legal Proceeding initiated by the Company or any Subsidiary pending, or which the Company or any Subsidiary has commenced preparations to initiate, against any other Person.
Section 3.15    Labor and Employment.
(a)    Section 3.15(a) of the Disclosure Schedule contains a list of all current Company Employees, along with the position, date of hire, annual rate of base compensation (or with respect to Company Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), whether the person is on leave of absence and the dates of such leave, part-time or full-time status, current treatment as exempt or non-exempt from overtime, and location of work. To the Knowledge of the Company, no Company Employee who is a member of senior management or group of key Company Employees has any plans to terminate employment with the Company or any Subsidiary.
(b)    Neither the Company nor any Subsidiary has in the past three (3) years breached or violated in any material respect any (i) applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Law respecting employment discrimination, employee classification (for overtime purposes or as employee versus independent contractor), equal pay or pay equity, workers’ compensation, family and medical or other employee leave, the Immigration Reform and Control Act, labor relations, disability rights or benefits, privacy, unlawful harassment, retaliation, whistleblowing, wrongful discharge or violation of the personal rights of Company Employees or prospective employees, equal opportunity/affirmative action, plant closure or mass layoff, unemployment insurance, and occupational safety and health requirements, or (ii) order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Entity with respect to employees. No Legal Proceedings or government audits are pending (or have, since

January 1, 2015, been settled or otherwise closed with a consent decree or other orders directing actions with respect to employment or that resulted in or would reasonably be expected to result in material Liability to the Company) against the Company or any Subsidiary with the Equal Employment Opportunity Commission or other Governmental Entity regulating the employment or compensation of individuals (or, with respect to discrimination, harassment, retaliation, or similar wrongdoing, pursuant to internal complaint procedures), and no Company Employee has made, since January 1, 2015, a written complaint of discrimination, unlawful harassment, retaliation or other similar wrongdoing against any officer or senior management employee of the Company nor since January 1, 2018, (i) a written complaint of discrimination, unlawful harassment, retaliation or other similar wrongdoing against any or employee, nor, (ii) to the Knowledge of the Company, made any oral complaint about the foregoing.
(c)    Neither the Company nor any Subsidiary has ever been party to or bound by any collective bargaining agreement, trade union agreement, industry or national labor agreement, works council, employee representative agreement, or information or consultation agreement. No consent of, consultation with, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is required for the Company or any Subsidiaries to enter into this Agreement or to consummate any of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary has ever experienced any actual or, to the Company’s Knowledge, threatened labor strikes, material labor grievances, material claims of unfair labor practices, other collective bargaining disputes, organizational efforts, or filings of petition for certification nor is the Company or any Subsidiary, to the Company’s Knowledge, the subject of threatened organizational efforts.
(d)    Section 3.15(d) of the Disclosure Schedule contains a list of all consultants and independent contractors currently engaged by either the Company or any Subsidiary, along with the position, date of retention, end date and rate of remuneration for each such Person. Neither the Company nor any Subsidiary has incurred, and no circumstances exist under which the Company or any Subsidiary could incur, any material Liability arising from the misclassification of employees as consultants or independent contractors, or from the misclassification of consultants or independent contractors as employees.
(e)    The Company has made available to the Buyer a true, correct and complete list of all current Company Employees working in the United States who are not citizens or permanent residents of the United States that indicates visa, work authorization, and green card status and the date their work authorization is scheduled to expire. To the Company’s Knowledge, each current Company Employee working in a country other than one of which such Company Employee is a national has a valid work permit, certificate of sponsorship, visa, or other right under applicable Law that permits him or her to be employed lawfully by the Company or the applicable Subsidiary in the country in which he or she is so employed.
(f)    The Company has in all material respects withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from Company Employees and is not liable in any material respect for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.
(g)    Neither the Company nor any Subsidiary has caused (i) a plant closing as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) affecting any site of employment or one or more operating units within any site of employment of the Company or any Subsidiary or (ii) a mass layoff as defined in the WARN Act, nor has the Company or any Subsidiary been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state Law, in each case, other than any such event the Liability for which has been fully satisfied.
(h)    To the Company’s Knowledge, no current Company Employee is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or its Subsidiaries or to the use of trade secrets or proprietary information of others, nor, to the Company’s Knowledge, will any current Company Employee be in violation under any such agreement or covenant upon employment by or performance of services for the group of companies including the Buyer.
(i)    Since January 1, 2015, neither the Company nor any of its Subsidiaries has breached or violated any applicable Law concerning employer contributions to any trade union, housing, unemployment, retirement, bonus and welfare funds and all other funds to which an employer is required by non-U.S. Law to contribute that would reasonably be expected to result in any material Liability. No Company Employee has any right (whether actual or contingent) to pension or other benefits or terms of employment arising as a result of a transfer of their employment to the Company or any Subsidiary under either the UK Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended), or the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) or any equivalent legislation in any other jurisdiction.
Section 3.16    Employee Benefit Plans.
(a)    Section 3.16(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of the following with respect to the Company Plans set forth on Section 3.16(a) of the Disclosure Schedule: (i) all plan documents that have been reduced to writing, together with all amendments thereto, (ii) written summaries of all such Company Plans that have not been reduced to writing, (iii) all related trust agreements, insurance Contracts, summary plan descriptions, and summaries of material modifications, (iv) all annual reports filed on IRS Forms 1094C, 1095 or 5500, all plan financial statements and all actuarial valuation reports, in each case, for the three (3) most recent plan years, as applicable, (v) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k), and 401(m) of the Code for the past three (3) years, and (vi) any material non-routine written or electronic communications from or to the Internal Revenue Service, the United States Department of Labor (“DOL”) or any other Governmental

Entity with respect to such Company Plan (including any voluntary correction submissions) for the past three (3) years, have been made available to the Buyer
(b)    Each Company Plan has, in the past three (3) years, been administered in accordance in all material respects with its terms and each of the Company and the Subsidiaries has met its obligations in all material respects with respect to each Company Plan and has timely made all required contributions thereto. Each Company Plan and the Company and its Subsidiaries with respect to each Company Plan have, in the past three (3) years, complied in all material respects with the applicable provisions of ERISA and the Code and other applicable Law. Except as set forth in Section 3.16(b) of the Disclosure Schedule, there is no plan or commitment, whether legally binding or not, to create any additional Company Plans or to modify any existing Company Plans.
(c)    There have been no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any Liability to the Company or any of its Subsidiaries. No Company Plan is or, in the past three (3) years, has been the subject of, or has received written notice that it is the subject of, examination by a Governmental Entity nor has it become a participant in a government sponsored amnesty, voluntary compliance or similar program.
(d)    The only Company Plan intended to be qualified under Section 401(a) of the Code that in the past six (6) years has covered Company Employees is the Ipswitch, Inc. 401(k) Plan Trust (the “Qualified Plan”). The Qualified Plan has received a determination, opinion, or advisory letter from the Internal Revenue Service to the effect that such Company Plan is qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code or is based on prototype or volume submitter documents that have received such letters, no such determination, opinion, or advisory letter has been revoked and, to the Company’s Knowledge, (i) revocation has not been threatened and (ii) no act or omission has occurred that would reasonably be expected to adversely affect its qualification. There has been no termination or partial termination of the Qualified Plan under Section 411(d) of the Code. No employees of ERISA Affiliates other than the Subsidiaries participate in the Qualified Plan.
(e)    Neither the Company, any Subsidiary nor any ERISA Affiliate has ever maintained, contributed to, or had any Liability with respect to, an Employee Benefit Plan that was ever subject to Section 412 of the Code or Title IV of ERISA, including any “multiemployer plan” (as defined in ERISA Section 4001(a)(3)).
(f)    All contributions, distributions and premium payments required to have been made under the terms of any Company Plan or in accordance with applicable Law, as of the date of this Agreement, have in all material respects been timely made or reflected in the Company Financial Statements in accordance with GAAP.

(g)    All group health plans of the Company, any Subsidiary and any ERISA Affiliate comply and have complied in all material respects with the requirements of COBRA, Section 5000 of the Code, the Health Insurance Portability and Accountability Act, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (“PPACA”), including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code. No material excise Tax or penalty under PPACA, including Sections 4980D and 4980H of the Code is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Company Plan. No current or former employee, officer, director or manager (or beneficiary of any of the foregoing) of the Company or any Subsidiary is entitled to receive any welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than as required by applicable Law or as severance under a Company Plan.
(h)    No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Buyer, the Company, any Subsidiary, any ERISA Affiliate, or any plan participant to any material fine, penalty, Tax or Liability of any kind imposed under ERISA, the Code or any other applicable Law (other than Liabilities associated with the routine operation of the Company Plan).
(i)    Except pursuant to the Company Plans set forth on Section 3.16(i) of the Disclosure Schedule, no Company Plan contains any provision or is subject to any applicable Law that, in connection with any of the transactions contemplated by this Agreement (or in combination with any other event, including related, concurrent, or post-Closing employment termination), would (i) increase, accelerate or vest any compensation or benefit, except as required by Law, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty, (iv) forgive any Indebtedness due from a Company Employee, (v) require or provide any payment or compensation subject to Section 280G of the Code, or (vi) promise or provide any Tax gross ups or indemnification, whether under Sections 409A or 4999 of the Code.
(j)    Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been in the past three (3) years in maintained in material compliance with Section 409A of the Code and has been in documentary compliance in all material respects in the past three (3) years. No corrections of violations of Section 409A of the Code have occurred with respect to any Company Employee or other service provider of the Company or any Subsidiary.
(k)    Each International Employee Plan (i) has been maintained and administered in all material respects in accordance with its terms and with all applicable Laws, (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment, (iii) is fully funded or book reserved in accordance with applicable Laws, and (iv) if required to be registered, has been registered with the appropriate Governmental Entities and in all material respects has been maintained in good standing with the appropriate Governmental Entities. No International

Employee Plans are “defined benefit” pension plans (as defined in ERISA, whether or not subject to ERISA).
Section 3.17    Compliance with Laws. Each of the Company and the Subsidiaries has conducted within the past three (3) years, and is conducting, its business and operations in compliance in all material respects with all applicable Laws. Neither the Company nor any Subsidiary has received any written notice or other communication from any Governmental Entity or other Person alleging any such noncompliance with any applicable Law. Neither the Company nor any Subsidiary has any material Liability for failure to comply with any Law and, to the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such Liability.
Section 3.18    Unlawful Payments. Each of the Company and the Subsidiaries are and have been in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions and all applicable anti-corruption or bribery Laws in any jurisdiction in which the Company or any Subsidiary has conducted its business (collectively, “Anti-Bribery Laws”). Neither the Company nor any Subsidiary has received any written communication from any Governmental Entity that alleges that the Company or any Subsidiary, or any current or former Representatives thereof, is or may be in violation of, or has, or may have, any Liability under, any Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of the Company or any Subsidiary. Neither the Company nor any Subsidiary has made or anticipates making any disclosures to any Governmental Entity for potential violations of Anti-Bribery Laws.
Section 3.19    Permits. Section 3.19 of the Disclosure Schedule sets forth a list of all material Permits issued to or held by the Company or any Subsidiary. Such listed Permits are the only material Permits that are required for the Company and the Subsidiaries to conduct their business as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect; the Company or the applicable Subsidiary, as the case may be, is in compliance in all material respects with the terms of each such Permit; and, to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.
Section 3.20    Insurance. Section 3.20 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, errors and omissions, cybersecurity, professional services, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid. Neither the

Company nor any Subsidiary is liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies.
Section 3.21    Customers and Suppliers. Section 3.21 of the Disclosure Schedule sets forth a list of (a) the top twenty (20) customers of the Company and its Subsidiaries, taken together, by revenue, during the last full fiscal year and the interim period through the Most Recent Balance Sheet Date (the “Material Customers”) and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is a top twenty (20) supplier to the Company and its Subsidiaries, taken together, based upon expenditures during the last fiscal year or interim period through the Most Recent Balance Sheet Date or that is the sole supplier of any significant product or service to the Company or any Subsidiary (the “Material Suppliers”), showing the dollar volume of purchases from each such supplier during each such period. No Material Customer or Material Supplier has indicated in writing, or to the Knowledge of the Company, orally to any Acquired Company, within the past year that it will stop, or decrease the rate of, buying materials, products or services or supplying materials, products or services, as applicable, to the Company or any Subsidiary. No unfilled customer order or commitment obligating the Company or any Subsidiary to process, manufacture, provide or deliver products or perform services will result in a material loss to the Acquired Companies upon completion of performance.
Section 3.22    Certain Business Relationships With Affiliates. Except as set forth on Section 3.22 of the Disclosure Schedule, no Affiliate of the Company or any Subsidiary, directly or indirectly, (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, (c) owes any money to, or is owed any money by, the Company or any Subsidiary, or (d) is a party to any Contract with the Company or any Subsidiary. Section 3.22 of the Disclosure Schedule describes any transactions or relationships between the Company or any Subsidiary and any Affiliate thereof that occurred or have existed in the last three (3) years other than employment or service on the board of directors of an Acquired Company.
Section 3.23    Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date) have arisen from bona fide transactions entered into by the Company or a Subsidiary involving the sale of goods or services in the Ordinary Course of Business and, to the Knowledge of the Company, are valid receivables subject to no setoffs or counterclaims and are current and collectible in the Ordinary Course of Business, net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 3.23 of the Disclosure Schedule. All accounts receivable of the Company and the Subsidiaries that have arisen since the Most Recent Balance Sheet Date are, to the Knowledge of the Company, valid receivables subject to no setoffs or counterclaims and are collectible in the Ordinary Course of Business, net of a reserve for bad debts related to such accounts receivable in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has received any written notice from an account debtor stating that any account receivable in an amount in excess of $50,000 is subject to any contest, claim or setoff by such account debtor.
Section 3.24    Government Contracts.
(a)    The Company and each Subsidiary has complied in all material respects in the past three (3) years with the terms and conditions of each Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of Law therein or applicable thereto and all invoices, claims, data, representations and certifications submitted by the Company and any Subsidiary with respect to any Government Contract in the past three (3) years were current, accurate, and complete in all material respects as of their effective date (and updated as required) and the has complied in all material respects with all such representations and certifications.
(b)    Neither the Company nor any Subsidiary has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has, to the Knowledge of the Company, been threatened or initiated; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company, any Subsidiary or the Buyer (assuming that no such suspension or debarment will result solely from the identity of the Buyer). Neither the Company nor any Subsidiary has been or is now being audited or investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States Governmental Entity, or any prime contractor with a Governmental Entity; nor, to the Knowledge of the Company, has any such audit or investigation been threatened. Neither the Company nor any Subsidiary has any Contracts which require it to obtain or maintain a security clearance with any Governmental Entity.
(c)     None of the Company or its Subsidiaries has any security facility clearance nor access to any classified information and the operations of the Company and its Subsidiaries as presently conducted and planned to be conducted do not require any security facility clearance or access to any classified information.
Section 3.25    Brokers. Except for the fees payable to Atlas Technology Group LLC (the “Financial Advisor”), neither the Company nor any Subsidiary has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement. The Company has made available to the Buyer complete and correct copies of all Contracts under which any such fees or commissions are payable and all indemnification and other Contracts related to the engagement of the Financial Advisor.
Section 3.26    Data Privacy and Security.
(a)    Except as set forth in Section 3.26 of the Disclosure Schedule, the Company and the Subsidiaries have at all times complied in all material respects with all applicable Information Privacy and Security Laws, all of the Company Privacy Policies, and all their contractual obligations to any Person regarding privacy data security, or the Processing of Personal Data.

(b)    The Company and its Subsidiaries have not received any written notice of any claims, audits, investigations (including investigations by regulatory authorities or any data protection authorities), or allegations of violations of Information Privacy and Security Laws by the Company or any Subsidiary or with respect to Personal Data Processed by, or under the control of, the Company or any Subsidiary, and, to the Knowledge of the Company, there are no facts or circumstances that could form the basis for any such claims, audits, investigations, or allegations. The Company, any of its Subsidiaries and their respective customers have not received any written complaints or claims from any Person with respect to the Processing of Personal Data by the Company and any of its Subsidiaries.
(c)    The Company and each Subsidiary has established, and is and has been in material compliance with, a written information security program that: (i) includes reasonable administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of Company Data; (ii) protects against unauthorized access to the Internal Systems and Company Data (including on the systems of third parties with access to such Internal Systems or Company Data); and (iii) provides for the back-up and recovery of the Company Data Processed using Internal Systems without disruption or interruption to the conduct of the Company’s and the Subsidiaries’ respective businesses. Neither the Company nor the Subsidiaries, nor, to the Knowledge of the Company, any third party acting on their behalf, has suffered or incurred a Data Security Incident. Neither the Company nor any of its Subsidiaries has notified, or been required to notify, any Person of any Data Security Incident.
Section 3.27    Letters of Credit. Except for those letters of credit set forth on Section 3.27 of the Disclosure Schedule, each of which is undrawn, neither the Company nor any of its Subsidiaries has any letters of credit issued for its account.
Section 3.28    Disclosure. No representation or warranty of the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.
Section 3.29    Disclaimer. EXCEPT AS SET FORTH IN ARTICLE II, THIS ARTICLE III (AS MODIFIED BY THE DISCLOSURE SCHEDULE) AND IN ANY OTHER TRANSACTION DOCUMENT, NONE OF THE SELLER, THE COMPANY, ITS SUBSIDIARIES, AFFILIATES OF THE COMPANY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER, THE COMPANY, ITS SUBSIDIARIES OR THE RESULTS OF OPERATIONS OR FINANCIAL CONDITION OF THE COMPANY OR ITS SUBSIDIARIES, INCLUDING ANY REPRESENTATIONS AND WARRANTIES AS TO THE

FUTURE SALES, REVENUE, PROFITABILITY OR SUCCESS OF THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES, OR ANY REPRESENTATIONS ARISING FROM STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING OR A USAGE OR TRADE. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL, OR SHALL BE DEEMED OR CONSTRUED TO, PRECLUDE, LIMIT OR IMPAIR ANY CLAIM IN RESPECT OF, RELIEVE ANY PERSON OF ANY LIABILITY OR OBLIGATION FOR, OR LIMIT OR IMPAIR ANY RECOURSE OR REMEDY OF ANY PERSON AVAILABLE IN RESPECT OF, FRAUD, WHETHER BASED ON REPRESENTATIONS OR STATEMENTS SET FORTH IN OR OUTSIDE OF THIS AGREEMENT.
Article IV.
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):
Section 4.01    Organization, Standing and Power. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. The Buyer has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
Section 4.02    Authority; No Conflict; Required Filings and Consents.
(a)    The Buyer has all requisite power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and the Escrow Agreement and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.
(b)    Subject to compliance with the applicable filing requirements of the HSR Act and applicable foreign Antitrust Laws, neither the execution, delivery and performance by the Buyer of this Agreement or the Escrow Agreement, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (i) conflict with or violate any provision of the charter or By-laws of the Buyer, (ii) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract to which the Buyer is a party or by which it is bound or to which any of its assets are subject, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets, except in the case of the foregoing clauses (iii) and (iv) for such notices, consents and waivers that, if not obtained or made, and such conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations and violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.
(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated by this Agreement, except for the pre‑Closing notification requirements under the HSR Act and any applicable foreign Antitrust Laws.
Section 4.03    Sufficiency of Funds. The Buyer has (or will have) sufficient cash on hand or other sources of immediately available funds to enable it to make the payments required hereby to be made at Closing (or thereafter) on a timely basis and to consummate the transactions contemplated by this Agreement.
Section 4.04    Purchase Not for Distribution. The Shares to be acquired under the terms of this Agreement will be acquired by Buyer for its own account and not with a view to distribution. Buyer will not resell, transfer, assign, pledge or otherwise dispose of any Shares, except in compliance with the registration requirements of the Securities Act of 1933, as amended, and any applicable state securities laws, or pursuant to an available exemption therefrom.
Section 4.05    Litigation. There is no Legal Proceeding pending, or to the knowledge of Buyer, threatened against, relating to, or involving Buyer that would reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.06    Brokerage. Buyer has not retained any broker in connection with the transactions contemplated by this Agreement.
Section 4.07    Due Diligence Investigation.
(a)    Buyer has had an opportunity to discuss the business, management, operations and finances of the Company and its Subsidiaries with their officers, directors, employees, agents, representatives and Affiliates, and has had an opportunity to inspect the facilities of the Company and its Subsidiaries. Buyer has conducted its own independent investigation of the conditions, operations and business of the Company and its Subsidiaries. In making its decision to execute and deliver this Agreement and to consummate the Transaction, Buyer has relied in part upon the representations and warranties of the Seller in Article II and of the Company set

forth in Article III (and acknowledges that such representations and warranties, together with any representations and warranties set forth in any other Transaction Documents, are the only representations and warranties made by Seller or the Company).
(b)    The Buyer acknowledges and agrees that neither the Company, Seller nor any other Person is making, and Buyer is not relying on, and has not relied on, any representations or warranties, oral or written, express or implied, except as expressly set forth in this Agreement (such representations and warranties of the Seller contained in Article II and such representations and warranties of the Seller and the Company contained in Article III), each as qualified by the Disclosure Schedule, and in any of the other Transaction Documents. Neither the Seller, the Company, its Subsidiaries nor any of their Affiliates or Representatives shall have any liability to the Buyer or any of its Affiliates or Representatives resulting from the use of any information, documents, or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms”, “virtual data rooms”, management presentations, due diligence discussions or presentations or in any other form in expectation of the transactions contemplated by this Agreement other than as contemplated herein, including the schedules hereto and the Transaction Documents. In connection with Buyer’s investigation of the Company and its Subsidiaries, Buyer has received certain projections, including projected statements of operating revenues and income from operations, of the business of the Company and its Subsidiaries and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans and that Buyer is familiar with such uncertainties. Accordingly, no representation or warranty is made with respect to such estimates, projections and other forecasts and plans.
(c)    Notwithstanding the foregoing, nothing in this Agreement shall, or shall be deemed or construed to, preclude, limit or impair any claim in respect of, relieve any Person of any liability or obligation for, or limit or impair any recourse or remedy of any Person available in respect of, fraud, whether based on representations or statements set forth in or outside of this Agreement.
Article V.
CONDUCT OF BUSINESS
Section 5.01    Operation of Business. Except as expressly contemplated by this Agreement or consented to by Buyer in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall, and shall cause each Subsidiary to, conduct its operations only in the Ordinary Course of Business and use its Reasonable Best Efforts to comply in all material respects with applicable Laws and Material Contracts, preserve intact its current business organization and preserve its relationships with material customers, suppliers and others on whom the businesses of the Acquired Companies substantially depends. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall not, and shall cause each Subsidiary not to, without the written consent of the Buyer (such consent, in the case of paragraphs (d), (e), (f), (n), (o), (p), (t) and (u) (solely to the extent related to entering into any Contract or otherwise agreeing to take any action prohibited by paragraphs (d), (e), (f), (n), (o), (p) or (t)) below, not to be unreasonably withheld, conditioned or delayed):
(a)    issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities, or amend any of the terms of (including the vesting of) any Company Options, Phantom Share Awards, SAR Awards or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company;
(b)    split, combine or reclassify any shares of its capital stock; adopt or carry out any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;
(c)    create, incur or assume any Indebtedness; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make, cancel or forgive any loans, advances or capital contributions to, or investments in, any other Person;
(d)    hire any new officers or, except in the Ordinary Course of Business, any new employees or consultants;
(e)    terminate (other than terminations for poor performance, cause or disability) any employee whose annual base salary exceeds $100,000;
(f)    except as required to comply with applicable Law or pursuant to Company Plans existing on the date hereof, and except as disclosed in Schedule 5.01(f), (i) adopt, enter into, terminate or amend any Company Plan or any collective bargaining agreement, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant; provided that the Company may grant retention bonuses to employees not to exceed $100,000 per employee pursuant to a Transaction Bonus Plan; provided that the Company shall provide reasonable advance notice to the Buyer prior to granting any such bonuses and shall consider in good faith any requests made by the Buyer regarding the amounts and recipients of such bonuses, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Company Options, Phantom Share Awards or SAR Awards, (iv) pay any benefit not provided for as of the date of this Agreement under any Company Plan, (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of equity or equity-based compensation, or remove existing restrictions in any benefit plans or agreements or awards made thereunder, or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, Contract or arrangement or benefit plan other than payment of premiums due or contributions owed in the Ordinary Course of Business;
(g)     (i) merge or consolidate with any Person; (ii) sell, lease or license any of its material properties or assets other than sales or non-exclusive licenses of assets to customers in the Ordinary Course of Business, or (iii) acquire by merger or consolidation with any other Person or otherwise acquire any assets with a value exceeding $50,000;
(h)    subject any of the properties or assets of the Acquired Companies to any Lien;
(i)    amend its Organizational Documents, except as otherwise required by Law;
(j)    sell, assign, transfer, license, sublicense, let lapse, abandon, or otherwise dispose of or fail to take any action necessary to preserve the validity of, any Company Intellectual Property, except, in the case of licenses, for non-exclusive, non-perpetual licenses to customers granted in the Ordinary Course of Business;
(k)    change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business or take any action to alter the organizational structure of its corporate entities or its management reporting structure;
(l)    change its accounting methods, principles or practices, except insofar as may be required by a change in GAAP or applicable Law;
(m)    (A) make, revoke or change any material Tax election or adopt or change any Tax accounting method, (B) file any amended material Tax Return, (C) settle or compromise any material Tax liability, (D) enter into any closing agreement relating to any Tax, (E) agree to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment or (F) surrender any right to claim a material Tax refund;
(n)    enter into, terminate (excluding any expiration in accordance with its terms as in effect on the date hereof) or adversely modify any Material Contract or any Contract that if existing on the date of this Agreement would have been a Material Contract, including any Material Contract that is a Lease;
(o)    fail to use commercially reasonable efforts to maintain in full force and effect any insurance policies set forth (or required to be set forth) on Section 3.20 of the Disclosure Schedule, which are in effect as of the date of this Agreement, or a suitable replacement thereof;
(p)    make or enter into any Contract to make any capital expenditures that would cause the Company to exceed the aggregate amount of budgeted capital expenditures for the applicable time period as set forth in the most recent capital expenditures budget that the Company has made available to the Buyer as of the date of this Agreement;
(q)    institute or settle any Legal Proceeding other than as, and subject to the limitations set forth in, Schedule 5.01(q);
(r)    write up, write down or write off the book value of any of its assets, other than (i) in the Ordinary Course of Business or (ii) as may be required by GAAP;

(s)    implement any material reduction in force, early retirement program, buyout, or similar voluntary or involuntary employment termination program or, except to the extent permitted under Section 5.01(e), cause any of its employees to incur an “employment loss” (as defined in the WARN Act);
(t)    make any material changes to the Company’s practices with respect to cash management, the collection of accounts receivable and the payment of accounts payable; or
(u)    enter into any Contract or otherwise agree to take any action prohibited by this Section 5.01.
In addition, during the Pre-Closing Period, the Company shall and shall cause each Subsidiary to (A) accept customer orders in the Ordinary Course of Business and (B) continue to make regularly scheduled payments pursuant to the terms of any Contract with respect to any Indebtedness, if any, in existence as of the date of this Agreement.
Section 5.02    Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein, and except that the Confidentiality Agreement shall be deemed to be amended hereby not terminate upon the execution of this Agreement but shall remain in full force and effect until the Closing or the earlier termination of this Agreement; provided, however, that in the event of a termination of this Agreement the Confidentiality Agreement shall be deemed to be amended hereby to continue in effect according to its terms as if this Agreement had not been entered into.
Article VI.
ADDITIONAL PRE-CLOSING AGREEMENTS
Section 6.01    No Solicitation.
(a)    During the Pre-Closing Period, the Seller and the Company shall not, and the Seller and the Company shall require each of their respective officers, directors, employees, representatives and agents not to, directly or indirectly, through any officer, director, employee, Affiliate, agent or representative or otherwise, (i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer or its representatives) concerning any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any Subsidiary, (ii) furnish any information concerning the business, properties or assets of the Company or any Subsidiary or the Shares to any party (other than the Buyer or its representatives) or (iii) engage in negotiations or enter into any agreement with any party (other than the Buyer or its representatives) concerning any such transaction.
(b)    The Seller and the Company shall immediately notify any party with which discussions or negotiations of the nature described in Section 6.01(a) were pending that the

Seller and the Company are terminating such discussions or negotiations. If the Seller or the Company receives any inquiry, proposal or offer of the nature described in Section 6.01(a), the Seller and the Company shall, within one (1) Business Day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the terms of such inquiry, proposal or offer, which the Seller and the Company may redact only to the extent necessary to conceal the identity of the other party.
Section 6.02    Access to Information.
(a)    During the Pre-Closing Period, the Company shall (and shall cause each Subsidiary to) afford the officers, attorneys, accountants, tax advisors, lenders and other authorized representatives of the Buyer reasonable access upon reasonable notice and during normal business hours to all personnel, offices, properties and Books and Records of the Acquired Companies and, during such period, the Company will and will cause its Subsidiaries to permit the Buyer to make abstracts from, or copies of, all such Books and Records and to furnish such other information that relates to the business, properties, financial condition, operations and personnel of the Acquired Companies as Buyer may from time to time reasonably request, other than (i) as prohibited by applicable Law or the provisions of any Contract to which an Acquired Company is a party on the date hereof, or (ii) any such properties, books, contracts, records and information that are subject to an attorney-client or other legal privilege that would be forfeited by such disclosure; provided that the Acquired Companies shall use commercially reasonable efforts to provide such information in a manner that does not violate any such Law or provision or forfeit such privilege; provided, further, that, for the avoidance of doubt, such access does not unreasonably interfere with the normal operations of the Acquired Companies. The access afforded pursuant to the foregoing sentence will be for any reasonable business purpose, including with respect to matters relating to the anticipated integration of the business of the Acquired Companies with Buyer and its Affiliates following the Closing, matters relating to personnel evaluation, work relating to purchase accounting under GAAP, information technology systems strategies and potential third party administrator analysis. All requests for access or information pursuant to this Section 6.02 will be directed to Kevin Bisson or such other Person or Persons as the Company or Seller will designate (the “Designated Contacts”). Other than with the consent of the Designated Contacts (not to be unreasonably withheld, conditioned or delayed), Buyer is not authorized to and will not (and will cause its employees, agents, Representatives and subsidiaries not to) contact any supplier or customer of an Acquired Company prior to the Closing other than in the Ordinary Course of Business of Buyer or its employees, agents, Representatives or subsidiaries with respect to matters unrelated to the transactions contemplated by this Agreement and without disclosing or referencing any information required to kept confidential pursuant to this Agreement; provided, however, that, if requested by Buyer, the Company shall introduce the Buyer to the customers and suppliers of the Acquired Companies for the purpose of facilitating post-Closing integration of the Acquired Companies and their businesses into that of the Buyer so long as Buyer provides a Designated Contact with reasonable advance notice and an opportunity to, if desired, participate in any such discussions.

(b)    Within ten (10) Business Days after the end of each month ending prior to the Closing, beginning with March 2019, provided that the Closing occurs after ten (10) Business Days following the end of each month beginning with March 2019, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared in accordance with the Accounting Principles. Such financial statements shall present fairly the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.
Section 6.03    Closing Efforts; Legal Conditions to the Transactions Contemplated by this Agreement; Third-Party Consents.
(a)    Each of the parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that the conditions to the obligations of the other parties to consummate the transactions contemplated by this Agreement are satisfied.
(b)    Subject to the last sentence of Section 11.03, each party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the parties shall (i) promptly (and in any event within five (5) Business Days) after the date of this Agreement file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and (ii) as soon as reasonably practicable after the date of this Agreement make all appropriate filings under foreign Antitrust Laws. Each party shall use its Reasonable Best Efforts to obtain clearances and early termination of the applicable waiting periods under all applicable Antitrust Laws, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, however, that notwithstanding anything to the contrary in this Agreement, the Buyer shall not be obligated (A) to commence or defend any Legal Proceeding required to obtain any such waiver, permit, consent, approval or other authorization; (B) to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Company, the Buyer or any of their respective Affiliates; (C) to otherwise take any action that would limit the freedom of action with respect to, or its ability to retain any of the businesses, product lines, or assets of the Company, the Buyer, or any of their respective Affiliates; or (D) to make proposals, execute or carry out agreements, enter into consent decrees or submit to orders providing for any of the foregoing.
(c)    The Seller shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties (other than pursuant to the HSR Act, which shall be governed by Section 6.3(b)), as are required of the Seller to be listed in Section 2.01 of the Disclosure Schedule. The Seller shall promptly notify the Buyer if he receives any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.
(d)    The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties (other than pursuant to the HSR Act, which shall be governed by Section 6.3(b)), as are required of the Company to be listed in Section 3.04 or Section 3.15(c) of the Disclosure Schedule. The Company shall promptly notify the Buyer if it receives any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.
Section 6.04    Public Disclosure. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that (a) any party may make any public disclosure to the extent required by applicable Law or stock market rule (in which case the disclosing party shall use Reasonable Best Efforts to advise (i) the Company and the Seller in the event that the disclosing party is the Buyer or (ii) the Buyer in the event the disclosing party is the Company or the Seller, and provide the applicable advised party with a copy of the proposed disclosure prior to making the disclosure) and (b) the Buyer and its Affiliates shall not be bound by the provisions of this Section 6.04 following the Closing Date.
Section 6.05    Notification of Certain Matters. During the Pre-Closing Period, the Company and the Seller, on the one hand, and the Buyer, on the other hand, shall promptly deliver to one another notice (including a reasonably detailed description) of any fact, circumstance or development that constitutes (or would reasonably be expected to constitute or result in) any material breach by the party delivering such notice of any representation, warranty or covenant of the party delivering such notice set forth herein, any material misstatement in or omission by the party delivering such notice from the Disclosure Schedule or the non-satisfaction of any condition set forth in Section 7.01, in the case of a notice by the Company and the Seller, or Section 7.02, in the case of a notice by the Buyer. No such notice shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty, covenant or condition in this Agreement or the Disclosure Schedule
Section 6.06    FIRPTA. Prior to the Closing, the Seller shall deliver to the Buyer certifications that he is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code.
Section 6.07    Company Plans.
(a)    Subject to Buyer having in effect not later than the Closing Date one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (the “Buyer 401(k) Plan”), then, upon the Buyer’s written request at least five (5) calendar days prior to Closing, the Company shall terminate the Qualified Plan prospectively effective not later than the day immediately preceding the Closing Date. The Buyer shall cause each Continuing Employee (as defined below) participating in the Qualified Plan immediately prior to the Closing Date to be eligible to become a participant in the corresponding Buyer 401(k) Plan as of the Closing Date. The Company shall provide the form of resolutions for the foregoing to the Buyer for its review and approval (such approval not unreasonably withheld other than with respect to any actions to be taken post-Closing that are not mandated by applicable Law) not less than two (2) business days preceding the Closing Date and shall adopt the resolutions no later than the day immediately preceding the Closing Date.
(b)    To the extent the Company terminates the Qualified Plan in accordance with Section 6.07(a), Buyer agrees to cause the Buyer 401(k) Plan to allow each Continuing Employee (as defined below) to make a “direct rollover” to the Buyer 401(k) Plan of the account balances of such Continuing Employee (including promissory notes evidencing any outstanding loans) under the Qualified Plan in which such Continuing Employee participated prior to the Closing if such direct rollover is elected in accordance with applicable Law by such Continuing Employee. The rollovers described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party under applicable Law in connection therewith.
Section 6.08    Employees.
(a)    Without limiting any obligations under applicable Law, for a period of one year following the Closing Date or the shorter period of employment, Buyer shall provide (i) each Company Employee who is employed by the Company or one of its Subsidiaries immediately prior to the Closing (each, a “Continuing Employee”) with annual base salary or wages and cash incentive opportunities that are substantially comparable in the aggregate to the base salary or wages and cash incentive opportunities that Buyer provides to its similarly situated employees during such period and (ii) the Company Employees with employee benefits that are substantially comparable in the aggregate to those benefits that Buyer provides to its similarly situated employees during such period.
(b)    To the extent permitted under the terms of the Buyer’s employee benefits plans, from and after the Closing, the Buyer will recognize the prior service with the Company or the Subsidiaries of each individual who is a Continuing Employee in connection with all employee benefit plans of the Buyer in which Continuing Employees are eligible to participate following the Closing, for purposes of eligibility and vesting and, solely for purposes of severance, level of benefits (but not for purposes of benefit accruals or benefit amounts (other than with respect to severance) or to the extent that such recognition would result in duplication of benefits). To the extent permitted under the terms of the Buyer’s employee benefits plans, from and after the Closing, the Buyer will use commercially reasonable efforts to cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be applicable, taking into account service with the Company) under any group health, dental, or vision benefit plans of the Buyer to be waived with respect to Continuing Employees and their eligible dependents, except to the extent such individual was or would have been subject to such exclusion under the Company Plans immediately before the Closing Date.

(c)    The Company shall provide Buyer with a list of all Company Employees at a U.S. facility with sufficient numbers of employees to be covered by the WARN Act who have suffered an employment loss, as defined in the WARN Act, within the 90 day period ending on the Closing Date.
(d)    Section 6.08 is included for the sole benefit of the parties hereto and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any Company Employee, any participant in any Company Plan or any beneficiary or trustee thereof. Section 6.08(a) and (b) shall not apply to any Company Employees outside the United States or covered by any collective bargaining agreement or other employee representation agreement and Buyer agrees to (and will cause its Subsidiaries to) comply with all terms and conditions of employment for the non-U.S. employees or provided under any collective bargaining agreement or other employee representative agreement and with applicable Law. Nothing contained in this Agreement (express or implied) (i) is intended to require Buyer to establish or maintain any specific Employee Benefit Plan for any length of time, (ii) is intended to create a Company Plan or any Employee Benefit Plan or amend any of the foregoing, (iii) is intended to confer upon any individual any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment, or (iv) shall be construed to indicate existence of employment relations between Company and any of its service providers (including contractors and consultants). Notwithstanding anything to the contrary in this Agreement, the parties do not intend for this Section 6.08 to create any rights or obligations except between the parties hereto. No Company Employee, including any beneficiary or dependent thereof, or any other Person not a party to this Agreement, shall be entitled to assert any claim against the Buyer or Seller, or any of their respective Subsidiaries or Affiliates under this Section 6.08.
Section 6.09    Certain Financial Statements.
(a)    Prior to Closing, the Company shall deliver to the Buyer historical consolidated financial statements for the Company and the Subsidiaries for the fiscal year ended December 31, 2018 and, if applicable, for the relevant quarterly periods of 2019, in a form that complies with the requirements of Item 9.01 of Form 8-K and Rule 3-05 of Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K, including information required in order for the Buyer to prepare the pro forma financial information required by Item 9.01 of Form 8-K. The financial statements for the Company for fiscal year ended December 31, 2018 shall be accompanied by an unqualified report from the Company’s independent accounting firm stating that such financial statements present fairly, in all material respects, the consolidated financial position, as well as the consolidated results of operations and cash flows, of the Company and the Subsidiaries for the periods covered by the such financial statements, in conformity with GAAP.
(b)    Prior to the Closing, the Company shall provide the Buyer with such additional information, including reliance letters from the Company’s independent accounting firm, as the Buyer may reasonably request in order to comply with the requirements for financial statements included in Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q filed under the Exchange Act, as applicable.
Section 6.10    Section 280G. As promptly as reasonably practicable after the date hereof, the Company shall make available to Buyer the information (other than information related to plans, policies, agreements and arrangements which are sponsored or maintained by Buyer or any of its Affiliates or to which Buyer or any of its Affiliates are a party or otherwise bound (“Buyer Arrangements”)) necessary to accurately calculate any excise tax due under Section 4999 of the Code as a result of any of the transactions contemplated by this Agreement for a “disqualified individual” (within the meaning of Section 280G of the Code) (“Excise Taxes”) and the amount of deductions that may be disallowed for the Company under Section 280G of the Code (“Deduction Losses”) in connection with any of the transactions contemplated by this Agreement. The Buyer shall reasonably cooperate in providing information to the Company necessary to calculate the Excise Taxes and Deduction Losses. The Company shall use commercially reasonable efforts to seek waivers from any “disqualified individuals,” pursuant to which such individuals will waive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” shall be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code) (“Waived Payments”) unless and until shareholder approval of the Waived Payments is received in accordance with Section 280G of the Code. To the extent such waivers are obtained, the Company shall, not less than three (3) Business Days prior to the Closing Date, submit to a stockholder vote, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive the Waived Payments. Such vote shall establish the disqualified individual’s right to the Waived Payments if approved by the Seller. In addition, the Company shall provide adequate disclosure to the Seller of all material facts concerning all Waived Payments for any such disqualified individual that, but for such vote, could be deemed “parachute payments” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. At least three (3) Business Days prior to the vote, the Buyer and its counsel shall be given the right to review and comment on all documents required to be delivered to the Seller in connection with such vote and any disqualified individual waivers, and the Company shall reflect all comments of the Buyer or its counsel thereon. Buyer and its counsel shall be provided copies of all documents executed by the stockholders and disqualified individuals in connection with the vote.
Article VII.
CONDITIONS TO CLOSING
Section 7.01    Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:
(a)    all applicable waiting periods (and any extensions thereof), timing agreements, or similar commitments related to timing under the HSR Act and under any other applicable Antitrust Laws shall have expired or otherwise been terminated, and all applicable approvals, consents, or clearances shall have been obtained;
(b)    no Order shall be in effect, no Law shall have been enacted, and no Legal Proceeding shall be pending or shall have been threatened, that would reasonably be expected to (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation of such transaction or (iii) have, individually or in the aggregate, a Company Material Adverse Effect;
(c)    (i) each of the representations and warranties of the Seller in this Agreement that are set forth in any of Section 2.01(a), Section 2.02, Section 2.04 or that are qualified by reference to materiality or any similar qualification shall be true and correct in all respects as of the date hereof and as of the Closing as though made as of the Closing; (ii) each of the representations and warranties of the Company in this Agreement that are set forth in any of Section 3.01, Section 3.02 (excluding the representations in clause (g) with respect to the Preliminary Closing Date Allocation Schedule), Section 3.03, Section 3.04(a), Section 3.04(b)(i), clause (a) of Section 3.06 and Section 3.25 or that are qualified by reference to materiality, Company Material Adverse Effect or any similar qualification shall be true and correct in all respects as of the date hereof and as of the Closing as though made as of the Closing; and (iii) all other representations and warranties of the Seller and the Company forth in this Agreement (other than the representations and warranties described in the foregoing clauses (i) and (ii)), individually and in the aggregate, shall be true and correct in all material respects as of the date hereof and as of the Closing as though made as of the Closing;
(d)    the Seller and the Company shall have performed or complied in all material respects with their agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing; provided that any agreements or covenants qualified by reference to materiality or any similar qualification shall have been performed or complied with in all respects as of or prior to the Closing;
(e)    there shall have occurred no Change that, individually or taken together with all other Changes, has had, or would reasonably be expected to have, a Company Material Adverse Effect;
(f)    the Buyer shall have received evidence, in form and substance reasonably satisfactory to the Buyer, that the Company has, at its own expense, (i) obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, set forth on Schedule 7.01(f)(i) and (ii) obtained all other waivers, permits, consents, approvals, authorizations, registrations, filings and notices which are necessary for the consummation of the transactions contemplated by this Agreement or that are material to the conduct of the Company’s business, it being agreed that the waivers, permits, consents, approvals, authorizations, registrations, filings and notices set forth on Schedule 7.01(f)(ii) are not necessary for the consummation of the transactions contemplated by this Agreement and are not material to the conduct of the Company’s business;
(g)    the Buyer shall have received evidence, in form and substance reasonably satisfactory to the Buyer, that the agreements and other arrangements between Affiliates of the Company (other than Subsidiaries), on the one hand, and the Company or any Subsidiary, on the other hand, listed on Schedule 7.01(g) shall have been satisfied and discharged in full and otherwise terminated, in each case without any post-Closing Liability to the Company or any Subsidiary;
(h)    the Buyer shall have received Release Agreements from all holders of SAR Awards, Phantom Share Awards and In-the-Money Company Options other than those holders of SAR Awards who are no longer employees of the Company as of the date of this Agreement;
(i)    the Buyer shall have received a counterpart of the Escrow Agreement executed by the Escrow Agent and the Seller;
(j)    the Buyer shall have received a pay-off letter in form and substance reasonably satisfactory to the Buyer duly executed by each Person to whom any Indebtedness listed on Schedule 1.03(a) is (or at the Closing will be) owed by an Acquired Company, which shall include a complete release of the Acquired Companies from any Lien on any asset of the Acquired Companies and authorizing the filing of UCC-3 termination statements (or other comparable documents) for all UCC-1 financing statements (or other comparable documents) filed in connection with any Lien related thereto;
(k)    the Buyer shall have received the Certificates evidencing the Shares duly endorsed in blank or with stock powers duly executed by the Seller;
(l)     the Buyer shall have received evidence that the Company has terminated, if and to the extent requested by Buyer, the Qualified Plan in accordance with Section 6.07;
(m)    the Buyer shall have received the financial statements, reports and additional information contemplated by Section 6.09;
(n)    the Buyer shall have received a certificate issued by the Secretary of State, Commonwealth or similar authority in each Acquired Companies’ jurisdiction of organization, dated within 5 days of the Closing Date, as to the good standing of each Acquired Company, if such a certificate is available in such jurisdiction; and
(o)    at the Closing, Seller will have delivered to Buyer all of the following items and documents
(i)    the Company Certificate;
(ii)    the certifications contemplated by Section 6.06; and

(iii)    a certificate from the Secretary of the Company certifying as to correct and complete copies of (A) each Acquired Company’s Organizational Documents, (B) incumbency and signatures of officers of the Company authorized to sign this Agreement and other documents contemplated hereby to which the Company will be a party, and (C) resolutions of the board of directors of the Company authorizing the execution and delivery of this Agreement, and the taking of any and all actions necessary to consummate the transactions contemplated herein and therein.
Section 7.02    Conditions to Obligations of the Company and the Seller. The obligation of the Company and the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Company and the Seller:
(a)    all applicable waiting periods (and any extensions thereof), timing agreements, or similar commitments related to timing under the HSR Act shall have expired or otherwise been terminated;
(b)    no Order shall be in effect and no Law shall have been enacted that would reasonably be expected to (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation of such transaction;
(c)    the representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent any such inaccuracies, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect;
(d)    the Seller shall have received a counterpart of the Escrow Agreement executed by the Buyer and the Escrow Agent;
(e)    the Seller shall have received a counterpart of the Restricted Stock Agreement executed by the Buyer in the form attached hereto as Exhibit D;
(f)    the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing; provided that any agreements or covenants qualified by reference to materiality or any similar qualification shall have been performed or complied with in all respects as of or prior to the Closing; and
(g)    at the Closing, Buyer will have delivered to Seller or other applicable party all of the following items and documents:
(i)    the Buyer Certificate; and
(ii)    certified copies of the resolutions duly adopted by Buyer’s board of directors authorizing the execution, delivery, and performance of this Agreement, all other agreements or instruments contemplated hereby, and the consummation of the transactions contemplated hereby.
Article VIII.
INDEMNIFICATION
Section 8.01    Indemnification by the Seller. Seller shall defend and indemnify the Buyer in respect of, and hold it harmless against and will compensate and reimburse the Buyer for, any and all Damages incurred or suffered by any Buyer Indemnified Party (regardless of whether such Damages relate to any Third Party Claim) resulting from, relating to or constituting:
(a)    any breach of or inaccuracy in, as of the date of this Agreement or as of the Closing Date, any representation or warranty of the Seller contained in this Agreement or any other Transaction Document;
(b)    any breach of or inaccuracy in, as of the date of this Agreement or as of the Closing Date, any representation or warranty of the Company contained in this Agreement or any other Transaction Document;
(c)    any failure to perform any covenant or agreement of the Seller contained in this Agreement or any other Transaction Document;
(d)     any failure to perform any covenant or agreement of the Company contained in this Agreement or any other Transaction Document to be performed at or prior to the Closing;
(e)    the following Taxes: (i) any Taxes for any taxable period (or portion thereof) ending on or before the Closing Date due and payable by the Company or any Subsidiary; (ii) any Taxes for which the Company or any Subsidiary has any Liability under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision of state, local or foreign Laws as a result of being a member of an affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date; (iii) any Taxes for which the Company or any Subsidiary has any Liability as a transferee or successor, pursuant to any contractual obligation or otherwise, which Tax is attributable to the operations of the Company or any Subsidiary on or prior to the Closing Date or an event or transaction occurring before the Closing; and (iv) any federal, state, local or foreign Taxes payable by the Company or any Subsidiary attributable to the making of a Section 338(h)(10) Election, including (A) any Tax imposed under Section 1374 of the Code or a comparable provision of state Law, (B) any Tax imposed under Section 1.338(h)(10)-1 of the Treasury Regulations, and (C) any state, local or foreign Tax imposed on the gain of the Company or any Subsidiary, in each case, except to the extent such Taxes were taken into account in determining Closing Net Working Capital;
(f)    the Employee Amount, any Closing Indebtedness and any Company Transaction Expenses, in each case to the extent in excess of the amounts included in the calculation of the Aggregate Closing Consideration or the Final Closing Adjustment;

(g)    any failure of the Seller to have good, valid and marketable title to the Shares, free and clear of all Liens (other than restrictions on transfer imposed under applicable securities Laws);
(h)    any claim by a stockholder or former stockholder of the Company, or any other Person, seeking to assert, or based upon: (i) the ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right of the Seller to receive consideration pursuant to Article I), including any option, preemptive rights or rights to notice or to vote; (iii)  any claim for indemnification by a Company Indemnified Person under the Organizational Documents of the Company arising out of or relating to any fact, circumstance, occurrence, or claim that existed or arose at or prior the Closing; or (iv) any claim that his, her or its shares of capital stock of the Company were wrongfully repurchased by the Company prior to the Closing; provided, however, that the foregoing shall not apply to any equity interest granted, or purported to be granted, by the Buyer or the Acquired Companies following the Closing.
(i)    any inaccuracy in the Closing Date Allocation Schedule, as in effect from time to time; or
(j)    any fraud or intentional misrepresentation on the part of the Company, any Subsidiary of the Company or the Seller in connection with the transactions contemplated by this Agreement.
Section 8.02    Indemnification Claims.
(a)    After receiving notice of a claim as to which indemnity may be sought pursuant to this Article VIII with respect to any action, lawsuit, proceeding, investigation or other claim brought against it by a Person who is not a party (a “Third Party Claim”), the Buyer will notify the Seller of such claim as promptly as reasonably practicable. Each such notice will be in writing and will describe with reasonable specificity, to the extent then known by the Buyer, the nature of such claim and will indicate the estimated amount, to the extent then known Buyer and if reasonably practicable, of the Damages that have been or may be sustained by the Buyer Indemnified Parties, based on the facts known to the Buyer as of such date. Thereafter, the Buyer will deliver to the Seller, reasonably promptly after the Buyer’s receipt thereof, copies of all notices and court papers received by the Buyer relating to the Third Party Claim. The Buyer’s failure or delay in providing the notices and court papers described in this paragraph (a) will not relieve the Seller of its obligations under this Article VIII, except to the extent that the Seller is materially prejudiced as a result thereof.
(b)    The Seller will have the right to participate in the defense of such Third Party Claim at the Seller’s expense, or at its option (subject to the limitations set forth in this Section 8.03(b)) to assume the defense thereof with counsel selected by the Seller; provided, however, that:
(i)    The Seller may only assume control of such defense if the Seller acknowledges in writing to the Buyer that any damages, fines, costs or other Liabilities that may be assessed against the Buyer in connection with such Third Party Claim constitute Damages for which the Seller shall fully indemnify the Buyer pursuant to this Article VIII;
(ii)    The Seller must give the Buyer written notice of its election to assume control of the defense of the Third Party Claim as promptly as possible (but in any case within twenty (20) days of the Seller’s receipt of notice of the Third Party Claim, or sooner, if the nature of the Third Party Claim so requires). If the Seller assumes the defense of the Third Party Claim, the Seller will engage legal counsel reasonably satisfactory to the Buyer to defend such claim, with the parties agreeing that Latham & Watkins LLP is reasonably satisfactory to the Buyer, and will not admit any liability with respect to, permit a default or consent to the entry of any judgment, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed);
(iii)    If Seller is entitled to and assumes the defense of the Third Party Claim pursuant to this Section, the Buyer will be entitled to participate in the defense of the Third Party Claim at its own cost and expense; provided, however, that the Buyer will be entitled to participate in any such defense with separate counsel at the expense of the Seller if (A) so requested by the Seller, (B) in the reasonable opinion of counsel to the Buyer made in good faith, there are legal defenses available to the Buyer that are different from or additional to those available to the Seller, or (C) in the reasonable opinion of counsel to the Buyer made in good faith, a conflict of interest exists between the Seller and the Buyer that would make such separate representation advisable;
(iv)    Notwithstanding anything in this Section 8.02 to the contrary, the Buyer will have the right to conduct and control, through counsel of its choosing the defense, compromise and settlement of any Third Party Claim that (A) seeks an injunction or other equitable relief (except where non-monetary relief is both immaterial and incidental to a primary claim or claims for monetary damages) against the Buyer or any of its subsidiaries (including the Acquired Companies), (B) involves the Seller and in the reasonable opinion of counsel to the Buyer made in good faith a conflict of interest exists between the Seller and the Buyer that would make the assumption of the defense by Buyer advisable, (C) involves a claim made by a Governmental Entity or criminal charges, (D) involves material Intellectual Property rights of any Acquired Company, (E) has had or, in the event of an adverse resolution, would reasonably be expected to have a material and adverse effect on the Acquired Companies’ business, taken as a whole, including without limitation its relationships with its suppliers, vendors, licensors, and customers, (F) asserts or would reasonably be expected to result in Damages that, without duplication, together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, would exceed the amount for which Seller is liable for indemnification under this Article VIII, or (G) is not being competently defended by Seller (and such failure to competently defend such Third Party Claim has not been cured within a reasonable period of time after written notice of the same from Buyer). Except as provided in Section 8.02(e)in the event that the Buyer will have validly assumed the defense of a Third Party Claim, the Buyer will not admit any liability with respect to, permit a default or consent to the entry of any judgment, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed); and
(v)    Notwithstanding any provision of this Section 8.02 to the contrary, any Tax matter will be subject to the applicable provisions of Article IX.
(c)    The party controlling the defense of such Third Party Claim will keep the other party reasonably advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such information as it may reasonably request with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise reasonably cooperate with and assist the Controlling Party in the defense of such Third Party Claim.
(d)    In order to seek indemnification under this Article VIII (including for any claim that does not result from a Third Party Claim), the Buyer shall deliver a Claim Notice to the Seller. Within 30 days after delivery of a Claim Notice, the Seller shall deliver to the Buyer a written response, in which Seller shall: (i) agree that the Buyer is entitled to receive all of the Claimed Amount, in which case the response shall be accompanied by a letter from the Seller instructing the Escrow Agent to disburse to the Buyer from the Escrow Fund an amount in cash equal to the Claimed Amount, (ii) agree that the Buyer is entitled to receive the Agreed Amount (in which case the response shall be accompanied by a letter from the Seller instructing the Escrow Agent to disburse to the Buyer from the Escrow Fund an amount in cash equal to the Agreed Amount) or (iii) dispute that the Buyer is entitled to receive any of the Claimed Amount. If no response is delivered by the Seller within such 30-day period, the Seller shall be deemed to have agreed that all of the Claimed Amount is owed to the Buyer. Acceptance by the Buyer of partial payment of any Claimed Amount shall be without prejudice to the Buyer’s right to claim the balance of any such Claimed Amount.
(e)    Notwithstanding the other provisions of this Section 8.02, if a third party asserts (other than by means of a lawsuit) that any Buyer Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which a Buyer Indemnified Party may be entitled to indemnification pursuant to this Article VIII, and the Buyer reasonably determines that it has a valid business reason that is material to the Buyer and its Subsidiaries (including the Acquired Companies) to fulfill such obligation, then (i) the Buyer shall be entitled to satisfy such obligation, using reasonable efforts to provide prior notice to, but without consent from, the Seller prior to satisfying such obligation, (ii) the Buyer may subsequently make a claim for indemnification in accordance with the provisions of this Article VIII, and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Article VIII, for any such Damages for which it is entitled to indemnification pursuant to this Article

VIII (subject to the right of the Seller to dispute the applicable Buyer Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VIII).
(f)    The amount of indemnification to which the Buyer will be entitled pursuant to this Section 8.02 will be determined (i) by the written agreement of the Buyer and Seller, (ii) by a final judgment or decree of any court of competent jurisdiction, subject to Section 13.10, (iii) in accordance with Section 8.02(d) or (iv) by any other means to which the Parties will agree in writing. The judgment or decree of a court will be deemed final when the time for appeal, if any, will have expired and no appeal will have been taken or when all appeals taken will have been finally determined. In the event of any dispute regarding the Buyer’s right to indemnification from the Escrow Fund, the Seller and the Buyer shall deliver to the Escrow Agent, promptly following the resolution of the dispute (whether by mutual agreement, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be distributed to the Buyer (which notice shall be consistent with the terms of the resolution of the dispute).
Section 8.03    Survival of Representations and Warranties.
(a)    Unless otherwise specified in this Section 8.03 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms, or if no term is specified, until the expiration of the applicable statute of limitations; provided, however, that, except with respect to claims based on fraud or intentional misrepresentation, all representations and warranties shall expire on the date 12 months following the Closing Date; provided further, however, that (i) the representations and warranties set forth in Section 2.01(a), Section 2.02, Section 2.04, Section 3.01, Section 3.02, Section 3.03, Section 3.04(a), Section 3.04(b)(i), Section 3.09, Section 3.16 (solely to the extent related to Tax), Section 3.25, Section 3.27, Section 4.01 and Section 4.02(b)(i) shall survive until the date that is 60 days after the expiration of the longest statute of limitations applicable to the subject matter of the applicable representation or warranty, (ii) the representations and warranties set forth in Section 3.12 shall survive until the date three (3) years following the Closing Date (collectively, with the representations and warranties described in the foregoing clauses (i), the “Fundamental Representations”), and (iii) covenants that require performance at or prior to Closing shall survive for 12 months following the Closing Date.
(b)    If the Buyer delivers to the Seller before expiration of the applicable survival period referred to in Section 8.03(a), a notice of a claim for indemnification pursuant to this Article VIII, then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which a Claim Notice has been given is definitively withdrawn or resolved in favor of the Buyer, the Buyer shall promptly so notify the Seller.
Section 8.04    Limitations.

(a)    With respect to claims for Damages arising under Section 8.01(a) or Section 8.01(b), the Seller shall not be liable for any such Damages until the aggregate amount of all such Damages exceeds $1,500,000 (at which point the Seller shall become liable for all Damages under Section 8.01(b) only to the extent they exceed $1,500,000); provided that the limitation set forth in this sentence shall not apply to (i) claims based on fraud or intentional misrepresentation or (ii) any claim pursuant to Section 8.01(a) or Section 8.01(b) relating to a breach of any of the Fundamental Representations; provided further that the Seller shall not be liable for any individual claim (or series of related claims) for Damages arising under Section 8.01(a) or Section 8.01(b) for a breach of any Fundamental Representation that is qualified by reference to materiality or Company Material Adverse Effect unless it is (or they are) for an amount in excess of $25,000 (at which point the Sellers shall become liable for all Damages from the first dollar).
(b)    Except for claims based on fraud or intentional misrepresentation and claims for breaches of Fundamental Representations, the Escrow Agreement, together with the Buyer’s rights of set off under Section 8.04(g), shall be the exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under Sections 8.01(a) and 8.01(b) from the Seller. The Buyer shall not attempt to collect any Damages for any claims pursuant to this Article VIII directly from the Seller, including by exercising its rights of set off under Section 8.04(g), unless there are insufficient unclaimed Escrow Funds remaining to satisfy such Damages pursuant to the Escrow Agreement.
(c)    Except for claims based on fraud and claims with respect to Article X, the aggregate Liability of the Seller for Damages under this Article VIII shall not exceed the Aggregate Consideration; provided that aggregate Liability of the Seller for Damages under Section 8.01(b) with respect to the breach of the representations and warranties set forth in Section 3.12 shall not exceed $45,000,000.
(d)    The Seller shall not have any right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.
(e)    The rights to indemnification set forth in this Article VIII shall not be affected by (i) any investigation conducted by or on behalf of any Buyer Indemnified Party or any knowledge acquired (or capable of being acquired) by any Buyer Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) any waiver by the Buyer of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.
(f)    Notwithstanding anything to the contrary in this Agreement, for purposes of determining (i) whether there has been a breach of or inaccuracy in any representation or warranty set forth in Article II, Article III or the Company Certificate and (ii) the amount of Damages for which any Buyer Indemnified Party may be entitled to indemnification under this Article VIII, each such representation or warranty (other than the representations and warranties set forth in clause (a) of Section 3.06 and in Section 3.28) shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Company Material Adverse Effect).
(g)    The Buyer shall have the right, but not the obligation, to set off, in whole or in part, against any obligation or payment it owes to any Seller, amounts owed or claimed in good faith to be owed by such Seller to any Buyer Indemnified Party pursuant to this Agreement or any other agreement delivered in connection herewith.
(h)    Notwithstanding anything contained herein to the contrary, when calculating the amount of any Damages incurred or suffered by a Buyer Indemnified Party there will be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually recovered (net of costs of collection and any resulting premium increases) in the year in which the Damage in question occurred or the immediately following calendar year by Buyer or any of its subsidiaries with respect to such Damages.
(i)    If and solely to the extent required by applicable Law, the Buyer shall use such efforts as required by applicable Law to mitigate Damages in connection with any claim for indemnification under this Article VIII.
(j)    Except with respect to claims based on fraud or intentional misrepresentation and claims with respect to Article IX or for specific performance and except as set forth in Section 1.07, after the Closing, the rights of the Buyer under this Article VIII shall be the exclusive remedy of the Buyer with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company or the Seller contained in this Agreement.
(k)    Any payments made to a party pursuant to this Article VIII or pursuant to the Escrow Agreement shall (i) be treated as an adjustment to the Aggregate Consideration for Tax purposes and (ii) shall be reported as such by the parties hereto on their Tax Returns, in each case to the greatest extent permitted by Law.
Article IX.
TAX MATTERS
Section 9.01    Section 338(h)(10) Election.
(a)    The Company and the Seller will join with the Buyer in making, and will take any and all action necessary to effect, a timely and irrevocable election under Section 338(h)(10) of the Code (and the Treasury Regulations and administrative pronouncements thereunder) and any comparable provision of state, local or foreign Tax Law (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Shares.
(b)    The Seller, the Company and the Buyer shall file all Tax Returns in a manner consistent with the Section 338(h)(10) Election, and will not take any position contrary thereto.

The Seller, the Company and the Buyer shall cooperate with each other and take all actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effect and preserve the Section 338(h)(10) Election in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 and comparable provisions of applicable state and local Tax Laws.
(c)    At the Closing, the Seller will deliver to the Buyer two properly executed and completed originals of Internal Revenue Service Form 8023 (collectively, the “Form 8023”) and, as applicable, two properly executed and completed originals of any analogous forms required pursuant to state, local or foreign Tax Law. The Buyer shall be responsible for filing the Form 8023. The Company and the Seller will provide the Buyer with any information regarding the Company as is reasonably necessary for the Buyer to complete Internal Revenue Service Form 8883 and any supplements thereto (“Form 8883”). The Buyer shall complete Form 8883 in a manner consistent with the Allocation. The Buyer will provide a copy of the completed Form 8883 to the Company and the Seller. Each of the Company, the Seller and the Buyer shall be responsible for filing the Form 8883 with the appropriate Tax Returns.
Section 9.02    Preparation and Filing of Tax Returns; Payment of Taxes.
(a)    The Seller, at his expense, shall prepare or cause to be prepared all Tax Returns for any Income Taxes of the Company and the Subsidiaries for all Taxable periods that end on or before the Closing Date. Any such Tax Return shall be prepared on a basis consistent with the past practices of the Company and the Subsidiaries, except as otherwise required by Law. The Seller shall provide Buyer with a copy of each such Tax Return for review and comment at least thirty (30) Business Days prior to the due date (taking into account any extension) of such Tax Return and shall consider in good faith any changes thereto reasonably requested by the Buyer that the Buyer submits to the Seller no less than five (5) Business Days prior to the due date of such Tax Returns. The Seller shall pay to the Buyer all Taxes, if any, imposed on the Company in respect of each such Tax Return at least five (5) days prior to the due date for such Taxes, except to the extent such Taxes were taken into account in determining Closing Net Working Capital. The Buyer shall file or cause to be filed each such Tax Return and remit the Taxes due to the appropriate Governmental Entity.
(b)    Except as provided in Section 9.02(a), the Buyer shall prepare or cause to be prepared and file all Tax Returns of the Company and the Subsidiaries with respect to Taxable periods ending on or before the Closing Date and required to be filed (taking into account any extensions) after the Closing Date. The Buyer shall deliver a draft of all such Tax Returns to the Seller for review and comment in such period of time prior to filing as the Buyer shall reasonably determine to be practicable and incorporate any changes thereto reasonably requested by the Seller in writing and received by the Buyer prior to the filing of such Tax Return.
(c)     Any Tax Return to be prepared and filed for Taxable periods beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be prepared by the Buyer on a basis consistent with the past practice of the Company and the Subsidiaries except as otherwise required by Law. The Buyer shall provide the Seller with a copy of each proposed Tax Return of the Company or the Subsidiaries for any Straddle Period

(and such additional information regarding such Tax Return as may reasonably be requested by the Seller) for review and comment at least thirty (30) Business Days prior to the filing of such Tax Return, in the case of Income Tax Returns, and in such period of time prior to filing as the Buyer shall reasonably determine to be practicable, in the case of other Tax Returns. The Buyer shall consider in good faith any comments reasonably requested by the Seller in writing and received by the Buyer no less than five (5) Business Days prior to the due date of such Tax Return, in the case of Income Tax Returns, and prior to the filing of such Tax Return, in the case of other Tax Returns.
Section 9.03    Transfer Taxes. Any transfer, sales, use, stamp, conveyance, recording, real estate transfer, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) (“Transfer Taxes”) arising in connection with the consummation of the transactions contemplated by this Agreement shall be borne 100% by the Buyer. The Seller and Buyer will reasonably cooperate to file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Buyer and the Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.
Section 9.04    Allocation of Certain Taxes.
(a)    The Buyer and the Seller agree that if the Company or any of the Subsidiaries is permitted but not required under applicable foreign, state or local Tax Laws to treat the Closing Date as the last day of a Taxable period, the Buyer and the Seller shall treat such day as the last day of a Taxable period.
(b)    The amount of any Taxes for a Straddle Period allocable to the portion of such period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (other than Transfer Taxes described in Section 9.03)) the amount which would be payable if the Taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period.
(c)    For purposes of allocating Taxes attributable to any partnerships or specified foreign corporations (within the meaning of Section 965(e) of the Code) in which the Company or any of its Subsidiaries hold (with due regard to Section 958 of the Code) an equity interest as of the Closing Date, the Taxable year of any such partnerships or specified foreign corporations shall be treated as ending on the Closing Date (without regard to any contrary provision of Law).
Section 9.05    Allocation of Purchase Price.

(a)    Within 90 days following the Closing Date, the Buyer shall deliver to the Seller for his review and approval a schedule setting forth an allocation (the “Allocation”) of the sum of (A) the Aggregate Consideration and (B) the amount of any Liabilities of the Company and the U.S. Subsidiaries among the assets of the Company and the U.S. Subsidiaries in accordance with Section 338(b)(5) of the Code and the Treasury Regulations thereunder. If the Seller does not approve the Allocation, the Buyer and the Seller shall work in good faith to resolve any disagreement regarding the Allocation. In the event that the Buyer and the Seller cannot agree on a mutually satisfactory allocation within sixty (60) calendar days after delivery by the Seller of his comments to the Allocation, the dispute shall be resolved promptly by the Neutral Accountant at the joint expense of the Buyer and the Seller. If the Aggregate Consideration is adjusted pursuant to this Agreement, the Allocation shall be adjusted as appropriate and the Buyer and the Seller shall cooperate in making any such adjustments.
(b)    The parties agree that, except as may otherwise be required by Law, they shall file all relevant Tax Returns (including Internal Revenue Service Forms 8883) in a manner consistent with this Section 9.05 (including the Allocation) and that they shall not take any position with any Governmental Entity (on audit or otherwise) that is inconsistent with such provisions; provided however, that nothing contained herein shall prevent the Buyer or the Seller from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the Allocation (subject to Section 9.06), and neither the Buyer nor the Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging the Allocation.
Section 9.06    Cooperation on Tax Matters; Tax Audits.
(a)    The Buyer, the Seller, the Company and the Subsidiaries and their respective Affiliates agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Buyer, the Seller or the Company, the making of any election relating to Taxes, the preparation for any Tax audit and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Buyer, the Seller, the Company and the Subsidiaries and their respective Affiliates shall also cooperate in seeking relief from the Internal Revenue Service for the inadvertent termination of the Company’s S corporation status if applicable. Each of the Buyer and the Seller shall retain all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date.
(b)    The Buyer, the Company and its Subsidiaries, and their Affiliates, on the one hand, and the Seller and his Affiliates, on the other hand, shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Taxable period (or portion thereof) ending on or before the Closing Date (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”).
(c)    The Seller shall have the right, at its own expense, to control any Tax Matter relating to Income Taxes of the Company or the Subsidiaries for any Taxable period ending on or before the Closing Date, provided, however, that the Buyer shall have the right, at its own expense, to participate in such Tax Matter, and the Seller shall not settle or compromise any such Tax Matter which may have the effect of materially increasing the Tax Liability of the Buyer, the Company, the Subsidiaries or their Affiliates for any Tax period ending after the Closing without the Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Buyer shall have the right to control any other Tax Matter with respect to the business of the Company or the Subsidiaries; provided, however, that, the Seller shall have the right at its own expense, to participate in any such Tax Matter and the Buyer shall not settle any such Tax Matter which may have the effect of materially increasing the Tax Liability of the Seller without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 9.07    Section 338(g) Election. Prior to making any election under Section 338(g) of the Code with respect to any non-U.S. Subsidiary of the Company, the Buyer shall obtain the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 9.08    Post-Closing Actions. Except as otherwise required by law or with the written consent of the Seller, which shall not be unreasonably withheld, conditioned, or delayed, the Buyer shall not amend any Tax Return with respect to the Company and its Subsidiaries for any Taxable period that ends on or before the Closing Date or make any Tax election or, grant an extension of any applicable statute of limitations with respect to any Taxable period that ends on or before the Closing Date, or file a Tax Return with respect to the Company and its Subsidiaries for any Taxable period that ends on or before the Closing Date in a jurisdiction where the Company or its Subsidiaries did not previously file; provided, however, that this Section 9.08 shall not apply to the filing of voluntary disclosures and tax returns for sales and use taxes in the states listed on Schedule 9.08. Notwithstanding the foregoing, prior to making any voluntary disclosures in the states listed on Schedule 9.08, Buyer will consult with Seller and Seller’s tax advisor.
Section 9.09    Refunds. The Seller shall be entitled to the amount of any refund of Taxes of the Company and its Subsidiaries with respect to a Taxable period (or portion thereof) ending on or before the Closing Date which refund is actually obtained by the Buyer or its subsidiaries (including the Company and its Subsidiaries) after the Closing, net of any reasonable cost to the Buyer attributable to the obtaining and receipt of such refund, except to the extent such refund arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date or was taken into account in determining Closing Net Working Capital. The Buyer shall pay, or cause to be paid, to the Seller any amount to which the Seller is entitled pursuant to the prior sentence promptly after the receipt of the applicable refund (or credit of such refund against other Taxes) by the Buyer, the Company or any Subsidiaries thereof. To the extent requested by the Seller, the Buyer will reasonably cooperate with the Seller in obtaining such refund, including through the filing of amended Tax Returns for periods ending before or on the Closing Date or refund claims. To the extent such refund (or credit of such refund against other Taxes) is subsequently disallowed or required to be returned to the applicable Governmental Entity, the Seller agrees promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by Governmental Entity, to the Buyer.
Section 9.10    Transaction Tax Deductions. The Buyer and Seller agree that any Tax benefit arising from the Transaction Tax Deductions shall be allocated to the Taxable period (or portion thereof) ending on the Closing Date to the extent permitted by applicable law.
Article X.
OTHER POST-CLOSING AGREEMENTS
Section 10.01    Proprietary Information.
(a)    From and after the Closing, the Seller and its Affiliates shall not disclose or make use of any Proprietary Information except with the prior written consent of an authorized Representative of the Buyer; provided that if Seller requests to use any Proprietary Information that is necessary to assert a defense in a Legal Proceeding in which neither Buyer nor any of its Affiliates (including the Acquired Companies) is involved, Buyer shall make a good faith determination as to whether to grant such consent to Seller. Notwithstanding the foregoing sentence, Seller will be permitted to disclose Proprietary Information (i) to the extent requested in writing by Buyer or its subsidiaries (including the Acquired Companies following the Closing), (ii) to the extent required under applicable Law for Tax reporting and (iii) to his Representatives who have a need to know such Proprietary Information in connection with any of the foregoing and are required to keep such Proprietary Information confidential. “Proprietary Information” means any information with respect to the business and affairs of the Acquired Companies that is not generally known by, nor easily learned or determined by, persons outside the Company, including: (1) specifications, manuals, software in various stages of development, and other technical data; (2) customer and prospect lists, details of agreements and communications with customers and prospects, and other customer information; (3) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies; (4) sales proposals, demonstrations systems, sales material; (5) research and development; (6) software systems, computer programs and source codes; (7) sources of supply; (8) identity of specialized consultants and contractors and Proprietary Information; (9) purchasing, operating and other cost data; (10) special customer needs, cost and pricing data; and (11) employee information (including personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, data, specifications, software programs and records, whether or not legended or otherwise identified as Proprietary Information, as well as such information that is the subject of meetings and discussions and not recorded. Proprietary Information shall not include any information that the Seller can demonstrate (A) is in the public domain (other than as a result of a disclosure by the Seller), (B) is disclosed to the Seller following the Closing by a third party other than the Buyer, its subsidiaries (including the Acquired Companies), or their Representatives, that to the Seller’s knowledge, was not under an obligation of confidence to the Buyer or its subsidiaries (including the Acquired Companies) not to disclose such information or (C) disclosure thereof is required by Law or any Order of any

Governmental Entity of competent jurisdiction (in which event Seller will, to the extent permitted under such Law or Order, inform the Buyer in advance as soon as reasonably practicable of any such required disclosure, make available to the Buyer and its counsel the documents and other information requested and will cooperate with the Buyer, at the Buyer’s sole cost and expense, if directed by the Buyer in obtaining a protective Order or other protection in respect of such required disclosure, and will limit such disclosure to the extent permitted under such Law or Order while still complying with such requirements).
(b)     Seller agrees that the remedy at Law for any breach of this Section 10.01 would be inadequate and that the Buyer shall be entitled to injunctive relief, without the requirement of posting any bond or other security, in addition to any other remedy it may have upon breach of any provision of this Section 10.01.
Section 10.02    Non-Competition Agreement.
(a)    During the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, the Seller shall not (other than in his capacity as an employee of the Buyer, the Company or any of their respective subsidiaries) directly or indirectly, whether as a partner, officer, director, employee, stockholder, joint venturer, member, investor or otherwise (other than as the passive holder of not more than five percent (5%) of the total outstanding stock of a publicly-held company):
(i)    engage, participate or invest in, establish, manage, operate or control any business that is competitive with the business of the Acquired Companies as conducted on the Closing Date or planned to be conducted by the Acquired Companies as of the Closing Date in the geographic areas where the Acquired Companies conduct business or plan to conduct business as of the Closing Date (the “Restricted Territory”); or
(ii)    solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage from the Acquired Companies of any individual, corporation or other entity which is as of the Closing Date a current or prospective client or customer of the Company or any of its Subsidiaries, or had been a client or customer of the Company or any of its Subsidiaries within a period of two (2) years prior to the Closing Date (for the avoidance of doubt, soliciting current or prospective clients or customers of the Acquired Companies with respect to a business that does not compete with the business of the Acquired Companies as conducted or contemplated as of the Closing Date shall be permitted under this Section 10.02(a)(ii) so long as such solicitation complies with the other provisions of this Agreement).
(b)    Each of the parties agrees that the duration and geographic scope of the non-competition provision set forth in this Section 10.02 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, each of the parties agrees that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. Each of the parties intends that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county or other political subdivision of each and every state of the United States of America or other territory included in the Restricted Territory. The Seller agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer or the Company shall, whether or not it is pursuing any potential remedies at Law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.
(c)    The Seller acknowledges that his ownership of Shares represents a substantial interest in the Company and the Seller intends to transfer to the Buyer the goodwill reflected in the Shares. The Seller further acknowledges that the Buyer would not enter into this Agreement but for the restrictions in this Section 10.02.
(d)    If the Seller violates the terms of this Section 10.02, the Seller shall continue to be bound by the restrictions set forth herein for an additional time period equal to the amount of time that the Seller was in violation of this Section 10.02.
(e)    The restrictions in this Section 10.02 shall be in addition to restrictive covenants in any other agreements regarding the Company or the Buyer that the Seller is a party to.
Section 10.03    No Claims. Effective as of the Closing, the Seller, by its execution and delivery of this Agreement, hereby (a) waives any and all rights of indemnification, contribution and other similar rights against the Company or any Subsidiary (whether arising pursuant to any Organizational Document of the Company or any Subsidiary, any Contract, applicable Law or otherwise) and (b) forever waives, releases and discharges (and hereby agrees to cause each of its representatives to forever waive, release and discharge) with prejudice the Company and each Subsidiary from any and all claims, rights (including rights of indemnification, contribution and other similar rights, from whatever source, whether under Contract, applicable Law or otherwise), causes of action, protests, suits, disputes, orders, obligations, debts, demands, proceedings, Contracts, promises, Liabilities, controversies, costs, expenses, fees (including attorneys’ fees), or damages of any kind, arising by any means (including subrogation, assignment, reimbursement, operation of law or otherwise), whether known or unknown, suspected or unsuspected, accrued or not accrued, foreseen or unforeseen, or mature or unmature related or with respect to, in connection with, or arising out of, directly or indirectly, any event, fact, condition, circumstance, occurrence, act or omission that was in existence (or that occurred or failed to occur) at or prior to the Closing. Notwithstanding the foregoing, nothing in this Section 10.03 will be deemed to constitute a release by Seller of (a) any rights under this Agreement or the other Transaction Documents, (b) any claim for any unpaid salary, wages or benefits arising in the Ordinary Course of Business solely from Seller’s employment with the Company or a Subsidiary as in effect on the Closing Date, (c) any right that cannot be waived by applicable Law, or (d) subject to Section 10.04 and Section 8.01(h)(iii), any right to indemnification in favor of, or limitation of liability of, a Company Indemnified Person pursuant to the Organizational Documents of any Acquired Company or pursuant to any liability insurance policies (or the equivalent thereof) of an Acquired Company, in each case, in effect as of the Closing Date.
Section 10.04    Indemnification.

(a)    For a period of six (6) years after the Closing Date, the Buyer shall not amend, repeal or otherwise modify any provisions of any Acquired Companies’ certificate or articles of incorporation, bylaws, certificate of formation or limited liability company agreement (or equivalent governing document) concerning indemnification, exculpation, limitation of liability of, or advancement of expenses to directors, officers, fiduciaries or agents of the Company in any manner that would affect adversely the rights thereunder of persons who, prior to the Closing Date, were directors, officers, employees, fiduciaries or agents of the Company (collectively, “Company Indemnified Persons”), except to the extent required by applicable Law and except for any such change that would not affect the application of such provisions to acts or omissions of such individuals prior to the Closing. Notwithstanding anything to the contrary in the certificate of incorporation, bylaws of the Company or any Subsidiary or any provision in any indemnification or other agreement to which any of them is a party or by which any of them is bound, no exculpation or other provision in the certificate of incorporation or bylaws of the Company or any Subsidiary or any such agreement shall be deemed to exculpate any such person from its obligations under this Agreement,
(b)    If an Acquired Company or any of their successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving entity, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of such Acquired Company assume the obligations set forth in this Section 10.04. The provisions of this Section 10.04 are intended to be for the benefit of, and enforceable by, each Company Indemnified Person and such Company Indemnified Person’s estate and heirs, and nothing herein shall affect any indemnification rights that any Company Indemnified Person or such Company Indemnified Person’s estate and heirs may have under the organizational or governing documents of the Acquired Companies, any applicable Law, any Contract or otherwise.
(c)    The Company will obtain prior to the Closing Date six (6)-year “tail” insurance policies (the “D&O Tail”) with respect to directors’ and officers’ liability insurance of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date hereof by the Company (the “Current Policies”), and with such other terms as are no less favorable in the aggregate than those in the Current Policies. The premium for the D&O Tail (the “D&O Tail Premium”) shall be paid in full prior to the Closing Date by the Company or at the Closing as a Company Transaction Expense. Buyer will cause the Company from and after the Closing not to cancel or change such coverage.
Section 10.05    Access. Until the sixth (6th) anniversary of the Closing, Buyer will, and will cause the Acquired Companies to, afford to Seller and its Representatives reasonable access, upon reasonable notice at reasonable times during normal business hours and at Seller’s expense, to the Books and Records of the Acquired Companies to the extent relating to periods prior to the Closing Date and reasonably required by Seller in connection with any Tax or financial reporting requirement under applicable Law (other than in any matter relating to a potential or actual dispute arising out of this Agreement or contemplated hereby); provided that (i) such access does not unreasonably interfere with the conduct of the business of Buyer or the Acquired Companies,

(ii) such books, records and information are not subject to an attorney-client or other legal privilege that would be forfeited by such access and (iii) such access is not in violation of applicable Laws or the provisions of any agreement to which the Buyer or any of its subsidiaries (including any Acquired Company) is a party. Notwithstanding the foregoing, if Seller requests access to information that is necessary to assert a defense in a Legal Proceeding in which neither Buyer nor any of its Affiliates (including the Acquired Companies) is involved, Buyer shall make a good faith determination as to whether to grant such access to Seller and its Representatives. Seller will, and will cause its Representatives to, maintain such books, records and information in confidence unless disclosure is required by applicable Law or pursuant to an Order of a Governmental Entity (and if such disclosure is required, the procedures described in Section 10.01(a) clause (C) will apply to such disclosure). All requests for access or information pursuant to this Section 10.05 will be directed to such Person or Persons as Buyer will designate. Buyer will not be required to maintain any information described in this Section 10.05 past the date of destruction prescribed by the bona fide document retention policies of the Buyer or the Acquired Companies in effect from time to time.
Article XI.
TERMINATION AND AMENDMENT
Section 11.01    Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 11.01(b) through 11.01(e), by written notice by the terminating party to the other party) as provided below:
(a)    by mutual written consent of the Buyer and the Company; or
(b)    by either the Buyer or the Company if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 11.01(b) shall not be available to (i) the Buyer, if the failure of the Closing to have occurred on or before the Outside Date was primarily due to a material breach by the Buyer of its obligations under this Agreement or (ii) the Company, if the failure of the Closing to have occurred on or before the Outside Date was primarily due to a material breach by the Company or the Seller of either of their obligations under this Agreement; or
(c)    by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 11.01(c) shall not be available to (i) the Buyer, if the issuance of such order, decree, ruling or the taking of such action was primarily due to a material breach by the Buyer of its obligations under this Agreement or (ii) the Company, if the issuance of such order, decree, ruling or the taking of such action was primarily due to a material breach by the Company or the Seller of either of their obligations under this Agreement; or

(d)    by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company or the Seller set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.01(c) or 7.01(d) not to be satisfied and (ii) shall not have been cured or waived within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; provided, however, that the right to terminate this Agreement under this Section 11.01(d) shall not be available to the Buyer if the Buyer is then in material breach of any representation, warranty or covenant set forth in this Agreement; or
(e)    by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.02(c) or Section 7.02(f) not to be satisfied and (ii) shall not have been cured or waived within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company; provided, however, that the right to terminate this Agreement under this Section 11.01(e) shall not be available to the Company if either of the Company or the Seller is then in material breach of any representation, warranty or covenant set forth in this Agreement.
Section 11.02    Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.01, this Agreement shall immediately become void and there shall be no Liability on the part of any party or its respective officers, directors, stockholders or Affiliates; provided, that (a) any such termination shall not relieve any party from Liability for damages for any willful breach on the part of the Buyer, the Company or the Seller, as the case may be, including such party’s obligation to close if it was otherwise obligated to do so under the terms of this Agreement, and (b) each of Section 5.02 (Confidentiality), this Section 11.02 (Effect of Termination), Section 11.03 (Fees and Expenses) and Article XIII (Miscellaneous) (in each case including the respective meanings ascribed to the related capitalized terms in Article XII (Definitions)) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 13.09 hereof in lieu of terminating this Agreement pursuant to Section 11.01.
Section 11.03    Fees and Expenses. Except as otherwise expressly provided herein, the Buyer will pay all fees and expenses (including legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby and the Company Transaction Expenses shall be paid by the Seller. The Buyer shall pay one hundred percent (100%) of all filing fees incurred in connection with complying with the HSR Act.
Section 11.04    Amendment. This Agreement may be mutually amended in writing by the Buyer and the Seller at any time.
Section 11.05    Extension; Waiver. (a) The Buyer, on behalf of itself and, following the Closing, the Company, on the one hand, and the Seller, on behalf of himself and, prior to the Closing, the Company, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties made by the other parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of the other parties contained herein; (b) any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by the Buyer, with respect to a waiver of a representation or obligation of the Seller or, prior to Closing, the Company, or the Seller, with respect to a waiver of a representation or obligation of the Buyer or, after the Closing, the Company; (c) such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver; and (d) the failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
Article XII.
DEFINITIONS
For purposes of this Agreement, each of the following terms has the meaning set forth below.
“Accounting Principles” means GAAP applied on a basis consistent with the application thereof to the most recent audited financial statements included in the Company Financial Statements (to the extent consistent with GAAP), including, in the case of the determination of Closing Net Working Capital, Financial Accounting Standards Board’s Accounting Standards Codification 605.
“Acquired Company” means the Company and each of its direct and indirect Subsidiaries.
“Affiliate” means, with respect to a Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended.
“Aggregate Closing Consideration” means an amount in cash equal to (a) the Base Purchase Price, minus (b) the Estimated Closing Adjustment (which for the avoidance of doubt may be a positive or negative number) and minus (c) the Escrow Amount.
“Aggregate Consideration” means the sum of (a) the Aggregate Closing Consideration, plus (b) any Future Payments that become payable in accordance with the terms of this Agreement, plus (c) any portion of the Escrow Fund that is released to the Seller pursuant to the terms of this Agreement or the Escrow Agreement.
“Agreed Amount” means part, but not all, of the Claimed Amount.
“Agreement” has the meaning set forth in the first paragraph of this Agreement.
“Allocation” has the meaning set forth in Section 9.05(a).
“Anti-Bribery Laws” has the meaning set forth in Section 3.18.

“Antitrust Laws” means the HSR Act, as amended, the Sherman Act, as amended, the Clayton Act, the Federal Trade Commission Act and any other applicable federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.
“ASC 606 Analysis” means a preliminary analysis of the impact of Topic 606, Revenue from Contracts with Customers, of the Financial Accounting Standards Board’s Accounting Standards Codification on revenue recognition for the Company’s fiscal year beginning January 1, 2019 and the fiscal year ended December 31, 2018.
“Base Purchase Price” means $225,000,000.
“Books and Records” means business records, financial books and records, personnel records, ledgers, sales accounting records, Tax records and related work papers and other books and records.
“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts or New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.
“Buyer” has the meaning set forth in the first paragraph of this Agreement.
“Buyer 401(k) Plan” has the meaning set forth in Section 6.07(a).
“Buyer Arrangements” has the meaning set forth in Section 6.10.
“Buyer Certificate” means a certificate delivered by the Buyer (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Buyer by an authorized officer of the Buyer, to the effect that each of the conditions specified in clauses (c) and (f) of Section 7.02 is satisfied in all respects.
“Buyer Indemnified Parties” means the Buyer and its Affiliates (including, after the Closing, the Company and the Subsidiaries).
“Buyer Material Adverse Effect” means any Change that has a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement.
“Certificate” means a certificate which as of immediately prior to the Closing represented outstanding shares of Company Stock.
“Change” means any change, event, circumstance or development.
“Change of Control Payments” means, without duplication of any other amounts included within the definition of Company Transaction Expenses and excluding the Employee Amount (and any other payments that would have been included in Employee Amount but for explicit exclusions in the definition thereof), any other payment, expense or fee that is created, accelerated, accrues or becomes payable by the Company or any Subsidiary to any Governmental Entity or other

Person (other than a Company Employee in such capacity) under any Law or Contract, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, as a result of, or in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and thereby (whether or not payable at the Closing Date), other than (x) amounts that become payable due to actions by the Buyer or its subsidiaries at or following the Closing, (y) Transfer Taxes that are payable by the Buyer pursuant to Section 9.03 and (z) filing fees that are payable by the Buyer under the HSR Act pursuant to Section 11.03.
“Claim Notice” means written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Buyer and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Buyer is entitled to indemnification under Article VIII for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.
“Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by the Buyer in connection with a claim for indemnification pursuant to Article VIII.
“Closing” means the closing of the transactions contemplated by this Agreement.
“Closing Adjustment Items” means (a) the Company Transaction Expenses, (b) the Employee Amount, (c) if the Closing Cash exceeds the amount of the Closing Indebtedness, a negative number (which, for the avoidance of doubt, shall reduce the Estimated Closing Adjustment and the Final Closing Adjustment) equal to the amount by which the Closing Cash exceeds the amount of the Closing Indebtedness, (d) if the amount of the Closing Indebtedness exceeds the Closing Cash, the amount by which the Closing Indebtedness exceeds the Closing Cash, (e) if Closing Net Working Capital is less than the Working Capital Target, the amount of such shortfall and (f) if the Closing Net Working Capital exceeds the Working Capital Target, a negative number (which, for the avoidance of doubt, shall reduce the Estimated Closing Adjustment and the Final Closing Adjustment) equal to such excess.
“Closing Adjustment Statement” means the statement of the Closing Adjustment Items prepared in accordance with the provisions of Section 1.07.
“Closing Cash” means all cash and cash equivalents held by the Company or any Subsidiary (plus the amount of all un-cleared deposits of the Company and its Subsidiaries outstanding, and less the amount of all un-cleared checks or withdrawals of the Company or any Subsidiary outstanding), measured as of 11:59 PM Eastern time on the day immediately prior to the Closing Date and determined in accordance with the Accounting Principles.
“Closing Date” means (a) a date following the satisfaction or waiver of the conditions set forth in Article VII (other than the delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) to be specified by the Buyer, which shall be no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than the delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or (b) such other date as may be mutually agreeable to the Company and the Buyer; provided that the Closing Date shall not be prior to April 30, 2019.
“Closing Date Allocation Schedule” means a schedule, prepared by the Company in the format of the Preliminary Closing Date Allocation Schedule and dated as of the Closing Date (as such schedule may be updated, corrected, amended or modified in accordance with Section 1.08(a) from time to time after the Closing), setting forth, for the Seller and each holder of a SAR Award, Phantom Share Award or In-the-Money Company Option: (a) such Seller’s and holder of a SAR Award, Phantom Share Award and In-the-Money Company Option name and address; (b) the number of shares of each class of Company Stock held as of the Closing Date by the Seller; (c) the number of shares of each class of Company Stock subject to In-the-Money Company Options, Phantom Share Awards and SAR Awards outstanding immediately prior to the Closing (after giving effect to the full acceleration of vesting in connection with the transactions contemplated by this Agreement or otherwise) held by such Seller and such holder of a SAR Award, Phantom Share Award or In-the-Money Company Option (and, if applicable, the exercise price or measurement value for Other Equity Awards thereof); (d) the portion of the Aggregate Closing Consideration attributable to such Seller’s or other holder’s Company Stock, In-the-Money Company Options, Phantom Share Awards and SAR Awards; and (f) the percentage of any Future Payments attributable to such Seller’s Company Stock, In-the-Money Company Options and Phantom Share Awards.
“Closing Indebtedness” means all Indebtedness of the Company and the Subsidiaries to the extent outstanding as of the Closing.
“Closing Net Working Capital” means the amount of (a) the consolidated current assets of the Company and the Subsidiaries (excluding (i) Closing Cash, (ii) accounts receivable and notes receivable from Affiliates of the Company and the Subsidiaries, and (iii) deferred Tax assets), minus (b) the amount of the consolidated current liabilities of the Company and the Subsidiaries (excluding (i) Closing Indebtedness, (ii) Company Transaction Expenses, (iii) the Employee Amount including accrued paid time off (PTO), and (iv) any deferred Tax liabilities), minus (c) long-term deferred revenue, in each case measured as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date and determined in accordance with the Accounting Principles. For purposes of the foregoing, short- and long-term deferred revenue shall not be considered Closing Indebtedness. By way of illustration only, the calculation of Net Working Capital as of December 31, 2018, calculated in accordance with this definition, is set forth on Schedule 12.01.
“Closing Payment Certificate” means a certificate, signed by an executive officer of the Company on behalf of the Company, which (a) sets forth (i) a calculation of the payments to be made by the Buyer in accordance with Section 1.03(b), (ii) the identity of each Person entitled to a payment pursuant to Section 1.03(b), (iii) the amount due to each such Person and (iv) the applicable wire instructions for the account or accounts of such Person and (b) attaches the Closing Date Allocation Schedule as a schedule thereto.
“Closing Stock Consideration” means the Aggregate Closing Consideration, minus the aggregate portion thereof payable in respect of In-the-Money Company Options, Phantom Share Awards and SAR Awards pursuant to Section 1.06.
“COBRA” means the requirements for continuation health coverage under ERISA Section 601 et seq. and Section 4980B of the Code and any comparable state Laws.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the first paragraph of this Agreement.
“Company Certificate” means a certificate delivered by the Company (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Company by the President and the Chief Financial Officer of the Company, to the effect that each of the conditions specified in clauses (c), (d) and (e) of Section 7.01 is satisfied.
“Company Certificate of Incorporation” means the certificate of incorporation of the Company, as amended or restated from time to time and in effect immediately prior to the Closing.
“Company Class A Common Stock” means the Class A common stock, no par value per share, of the Company.
“Company Class B Common Stock” means the Class B common stock, no par value per share, of the Company.
“Company Data” shall mean all data and information stored or Processed by or on behalf of the Company or any Subsidiary, including without limitation Personal Data.
“Company Employee” means any employee (whether current or former) of the Company or any Subsidiary.
“Company Financial Statements” means:
(a)    the consolidated audited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the fiscal years ended December 31, 2018, 2017 and 2016, as certified without qualification by Moody, Famiglietti & Andronico, the Company’s independent public accountants; and
(b)    the consolidated unaudited balance sheets of the Company for the last day of each completed calendar month in 2019 as of February 28, 2019, and, for purposes of representations and warranties made as of the Closing and not as of the date of this Agreement, at the last day of each completed calendar month between the date of this Agreement and the Closing Date, provided that the Closing Date occurs at least ten (10) Business Days following such completed calendar month-end, and the related consolidated unaudited statements of operations, changes in stockholders’ equity and cash flows for each of the months then ended provided such month-end is at least ten (10) Business Days prior to the Closing Date.
“Company Indemnified Persons” shall have the meaning set forth in Section 10.04(a).
“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.
“Company’s Knowledge,” “Knowledge of the Company” and words of similar effect means the actual knowledge of each of the individuals identified in Schedule 12.02, in each case after reasonable inquiry.
“Company Licensed Intellectual Property” means all Intellectual Property that is, or is purported to be, licensed to the Company or any Subsidiary by any third party.
“Company Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, Liabilities, capitalization, condition (financial or other), or results of operations of the Company and the Subsidiaries, taken as a whole or (b) the ability of the Buyer to own or operate the business of the Company and the Subsidiaries immediately after the Closing; provided, however, that, for purposes of clause (a) only, any effect to the extent arising after the date hereof and resulting from (i) any actions taken or omitted to be taken by the Acquired Companies at Buyer’s written request (provided that the Seller shall have notified the Buyer prior to any such action if such action, to the Company’s Knowledge, could reasonably be expected to have a Company Material Adverse Effect absent this clause (i) and Buyer nevertheless affirms in writing its instructions for the Acquired Companies to take such action; provided, that, at the Company’s request, Buyer must either affirm such instructions or revoke such instructions within two (2) Business Days); (ii) changes in economic, regulatory or political conditions generally, (iii) changes or conditions generally affecting the industry in which the Acquired Companies operate, (iv) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, (v) changes in applicable Laws, (vi) changes in GAAP or other applicable accounting standards or principles, (vii) changes to the credit markets in general, including changes in interest rates or availability of financing, (viii) acts of war, sabotage or terrorism, natural disasters, or any material escalation or material worsening thereof, (ix) changes in financial, banking, or securities markets (including any decline in the price of any security or any market index) or (x) any failure by the Acquired Companies to meet any internal projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) will not be excluded) will be excluded from the determination of whether a “Material Adverse Effect” has occurred, provided that notwithstanding the foregoing, with respect to clauses (i) through (ix), any such effect will be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur if such effect disproportionately adversely affects the Acquired Companies compared to other participants in the industries in which the Acquired Companies operate. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.
“Company Option” means an option to purchase Company Stock issued by the Company pursuant to the applicable Company Stock Plan.
“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Subsidiary, in whole or in part.
“Company Plan” means any Employee Benefit Plan in respect of any employees or independent contractors, directors or officers of the Company or any Subsidiary that are sponsored or maintained by the Company or any Subsidiary or with respect to which the Company or any Subsidiary currently makes or is required to make payments, transfers or contributions or has or may have any actual or potential Liability.
“Company Privacy Policy” shall mean each external or internal, past or present privacy policy or other privacy- or security-related policy, notice, representation, obligation, or promise of the Company or any Subsidiary, including any policy, notice, representation, obligation, or promise relating to: (a) the privacy of any individuals, including users of any Company or Subsidiary product or service; (b) the Processing or security of any Personal Data; or (c) information about individuals who are Company or Subsidiary employees or are associated with Persons with which the Company or any Subsidiary has an agreement.
“Company Registrations” means Intellectual Property Registrations that are registered or filed in the name of the Company or any Subsidiary, alone or jointly with others.
“Company Source Code” means the source code for any Software included in the Customer Offerings or other confidential information constituting, embodied in or pertaining to such Software.
“Company Stock” means the Company Series A Common Stock and the Company Series B Common Stock.
“Company Stock Plan” means the SARs Plans, the 2015 Phantom Share Plan and the 2018 Equity Incentive Plan, as each has been approved by the Board of Directors of the Company.
“Company Transaction Expenses” means (i) all costs and expenses of the Company, any Subsidiary or the Seller for which an Acquired Company is responsible incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby but not paid as of immediately prior to the Closing, including Change of Control Payments and any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by the Company or any Subsidiary, whether incurred prior to the date of this Agreement or at the Closing Date, and whether or not invoiced or payable prior to the Closing Date, but in each case excluding (x) costs and expenses incurred under engagements initiated by the Buyer or its subsidiaries (including the Acquired Companies) following the Closing, (y) Transfer Taxes that are payable by the Buyer pursuant to Section 9.03 and (z) filing fees that are payable by the Buyer under the HSR Act pursuant to Section 11.03, plus (ii) any portion of the D&O Tail Premium that is not paid by the Company prior to the Closing.
“Continuing Employees” has the meaning set forth in Section 6.08(a).
“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated as of October 2, 2018, by and between the Company and the Buyer.
“Contract” means any contract, undertaking, arrangement, understanding, agreement, instrument, license, sublicense, lease, sublease, note, bond, indenture, deed of trust, mortgage or other commitment, whether written or oral.
“Controlling Party” means the party controlling the defense of any Third Party Claim.
“Current Customer Offerings” has the meaning set forth in Section 3.12(h).
“Current Policies” has the meaning set forth in Section 10.04(c).
“Customer Offerings” means the products (including Software and Documentation) or services that the Company or any Subsidiary (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous six (6) years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future as described in the most recent product roadmap the Company has made available to the Buyer.
“D&O Tail” has the meaning set forth in Section 10.04(c).
“D&O Tail Premium” has the meaning set forth in Section 10.04(c).
“Damages” means any and all Liabilities, costs, damages, fines, fees, penalties, deficiencies, interest obligations or other losses or reasonably incurred expenses (including, to the extent reasonably incurred, amounts paid in settlement, court costs, costs of investigators and reasonably incurred fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures).
“Data Processing Contract” shall mean any Contract to which the Company or any Subsidiary is or was a party or by which the Company or any Subsidiary is or was bound, that relates to any Processing of Personal Data by a third party for or on behalf of the Company or any Subsidiary.
“Data Security Incident” means any actual, suspected, reported, or claimed breach of security of Company Data or any systems, databases or other locations where Company Data is Processed, regardless of whether such an incident triggers any notice or reporting obligations under applicable Information Privacy and Security Laws, including any actual, suspected, reported, or claimed (a) unauthorized access to, acquisition of, or Processing of Company Data; (b) unauthorized or accidental loss, alteration, disclosure, deletion or destruction of Company Data;

(c) compromise, intrusion, interference with or unauthorized access to networks, systems, databases, servers or electronic or other media of the Internal Systems on which Company Data is Processed or from which Company Data may be accessed; or (d) other event, including an event occurring on the networks or systems of a partner, subcontractor or service provider, that could compromise the privacy, confidentiality, integrity or availability of Company Data.
“Deduction Losses” is has the meaning set forth in Section 6.10.
“Designated Contacts” has the meaning set forth in Section 6.02(a).
“Designated Person” has the meaning set forth in Section 13.12(a).
“Disclosure Schedule” means the Disclosure Schedule provided by the Seller and the Company to the Buyer on the date hereof. The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in Article II and in Article III. The disclosures in any section or paragraph of the Disclosure Schedule shall qualify only (a) the corresponding section or paragraph in Article II or Article III, as the case may be, and (b) other sections or paragraphs in Article II or Article III to the extent that it is readily apparent from a reading of the disclosure that such disclosure also qualifies or applies to such other section or paragraph, in each case, even if the applicable section or paragraph in Article II or Article III does not contain a reference to the Disclosure Schedule.
“Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.
“DOL” has the meaning set forth in Section 3.16(a).
“Employee Amount” means all amounts payable pursuant to (a) any Transaction Bonus Plan or (b) any other change in control bonus plan, severance plan, change of control, retention or similar arrangement of the Company or any Subsidiary, in each case of this clause (b) payable in connection with the transactions contemplated by this Agreement or upon related, concurrent or subsequent employment termination (other than amounts payable upon an employment termination following the Closing (or, to the extent requested in writing by Buyer, at or prior to the Closing) pursuant to a control bonus plan, severance plan, change of control, retention or similar arrangement that is identified on Section 3.16(a) of the Disclosure Schedule), plus the employer’s share of Taxes payable with respect to (i) all such amounts described in the foregoing clauses (a) and (b) and (ii) all payments with respect to In-the-Money Company Options, Phantom Share Awards and SAR Awards pursuant to this Agreement (without duplication to the extent reflected in the Aggregate Consideration), and (c) accrued paid time off (PTO); provided, however, “Employee Amount” shall exclude any amounts payable as a result of any arrangements implemented by the Buyer after the Closing or implemented by the Company or any Subsidiary in accordance with this Agreement after the date of this Agreement and prior to the Closing at the written direction (and not merely consent) of the Buyer.
“Employee Benefit Plans” means all (a) “employee benefit plans,” as defined in ERISA Section 3(3), together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by ERISA Section 3(3) or another Section of ERISA, (ii) maintained outside the United States or (iii) individually negotiated or applicable only to one individual and (b) any other written or binding oral benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting agreements (except for agreements that provide for at will employment that can be terminated at no cost to the Company, the Subsidiaries or the Buyer and do not include notice periods or retention or deal-based bonuses), severance agreements, arrangements, plans or pay policies, stay or retention bonuses or compensation, incentive (including equity or equity-linked) plans, programs or arrangements, patent award programs, sick leave, vacation pay, plant closing benefits, salary continuation or insurance for disability, or other compensation arrangements, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.
“Equity Interest” means, with respect to any Person, (a) any share, partnership or membership interest, unit of participation or other similar interest (however designated, and whether settleable in cash, stock or other property or interest) in such Person and (b) any warrant, purchase right, conversion right, exchange right or other agreement which would entitle any other Person to acquire any such interest in such Person (including share appreciation, phantom share, profit participation or other similar rights).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any Subsidiary.
“Escrow Account” means the account established pursuant to the Escrow Agreement to hold the Escrow Amount.
“Escrow Agent” means Wells Fargo Bank, National Association, as escrow agent pursuant to the Escrow Agreement, or any successor escrow agent pursuant to the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement in the form attached hereto as Exhibit A.
“Escrow Amount” means $22,500,000.

“Escrow Fund” means, as of any time, the Escrow Amount, including any interest or other amounts earned thereon prior to such time, less (a) any investment losses thereon incurred prior to such time and (b) disbursements therefrom prior to such time in accordance with this Agreement and the Escrow Agreement.
“Escrow Release Date” has the meaning set forth in Section 1.04(b).
“Estimated Closing Adjustment” means the estimated amount of the Closing Adjustment Items as of the Closing Date to be delivered with the Estimated Closing Adjustment Statement in accordance with the provisions of Section 1.07(a).
“Estimated Closing Adjustment Statement” has the meaning set forth in Section 1.07(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excise Taxes” has the meaning set forth in Section 6.10.
“Existing Representation” has the meaning set forth in Section 13.12(a).
“Exploit” means develop, design, test, modify, make, use, sell, have made, have used, have sold, import, reproduce, market, offer to sell, distribute, commercialize, support, maintain, correct or create derivative works of; “Exploitation” has the correlative meaning.
“Final Closing Adjustment” has the meaning set forth in Section 1.07(f).
“Final Closing Adjustment Items” has the meaning set forth in Section 1.07.
“Final Closing Adjustment Statement” has the meaning set forth in Section 1.07.
“Financial Advisor” has the meaning set forth in Section 3.25.
“Form 8023” has the meaning set forth in Section 9.01(c).
“Form 8883” has the meaning set forth in Section 9.01(c).
“Form Contract” has the meaning set forth in Section 3.12(g).
“Fully Diluted Shares” means a number of shares of Company Stock equal to (a) the aggregate number of shares of Company Stock outstanding as of immediately prior to the Closing, plus (b) the aggregate number of shares of Company Stock subject to In-the-Money Company Options outstanding as of immediately prior to the Closing. Fully Diluted Shares shall be deemed to be held by the Seller or a holder of an In-the-Money Company Option to the extent the corresponding shares of Company Stock or In-the-Money Company Options are held by such Seller or other holder as of immediately prior to the Closing.
“Fundamental Representations” has the meaning set forth in Section 8.03(a).

“Future Payments” means any Final Closing Adjustment that becomes payable to Seller and holders of Phantom Share Awards or In-the-Money Company Options pursuant to Section 1.07.
“GAAP” means United States generally accepted accounting principles.
“Government Contract” has the meaning set forth in Section 3.13(a)(xvii).
“Governmental Entity” means any U.S. or foreign federal, state, local or municipal government, agency, instrumentality, commission, office, legislative body, court, arbitrator, arbitrational tribunal, government corporation or other governmental regulatory authority or body.
“Grant Date” has the meaning set forth in Section 3.02(d).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“In-the-Money Company Option” means a Company Option the holder of which is entitled to receive a cash payment at Closing pursuant to this Agreement.
“Income Taxes” shall mean any Taxes imposed upon or measured by net income or any franchise Taxes.
“Indebtedness” with respect to any Person means (a) any indebtedness or other obligation for borrowed money; (b) any obligation incurred for all or any part of the purchase price of property or other assets (including earnout, milestone and similar obligations) or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property or services purchased in the Ordinary Course of Business; (c) the face amount of all drawn letters of credit issued for the account of such Person; (d) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (e) capitalized lease obligations; (f) all guarantees and similar obligations of such Person; (g) all accrued interest, fees and charges in respect of any Indebtedness; (h) obligations relating to interest rate protection, swap agreements and collar agreements, in each case, to the extent payable if such agreements are terminated at the Closing; (i) obligations pursuant to conditional sale or other title retention agreements; (j) all bankers acceptances and overdrafts; and (k) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any Indebtedness; provided, however, that “Indebtedness” shall not include short- or long-term deferred revenue.
“Information Privacy and Security Laws” means: (a) any and all directly or indirectly applicable Laws concerning the Processing of Personal Data; including, to the extent applicable, the Federal Trade Commission (FTC) Act, as applied or interpreted by the FTC, whether through enforcement actions or published guidance, including the FTC’s reports entitled, “Protecting Consumer Privacy in an Era of Rapid Change” (2012) and “Self-Regulatory Principles For Online Behavioral Advertising” (2009); the Children’s Online Privacy Protection Act (“COPPA”) and the FTC’s COPPA rule; the Video Privacy Protection Act; the Controlling the Assault of Non-Solicited Pornography And Marketing (CAN-SPAM) Act of 2003 and the FTC’s

CAN-SPAM Rule; the Gramm-Leach-Bliley Act (GLBA) and all applicable GLBA rules and regulations; the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and all applicable HIPAA rules and regulations; state data protection Laws, including Massachusetts 201 CMR 17.00: Standards for the Protection of Personal Information of Residents of the Commonwealth; state data breach notification Laws; state privacy and consumer protection Laws; the European Union’s Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 (General Data Protection Regulation); the European Union’s Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002 concerning the processing of personal data and the protection of privacy in the electronic communications sector (Directive on privacy and electronic communications), as amended by Directive 2009/136/EC of 25 November 2009; and all other applicable privacy, data security, data protection, and consumer protection laws of the European Union, the United Kingdom, the United States, Japan, Singapore or of any other jurisdiction in which the Company collects or Processes Personal Data; (b) all applicable regulatory and self-regulatory guidelines, rules, codes, or principles relating to the Processing of Personal Data, including the Digital Advertising Alliance’s Self-Regulatory Principles, available at https://digitaladvertisingalliance.org/principles; and (c) all other applicable consumer protection laws relating to the Processing of Personal Data.
“Intellectual Property” means the following subsisting throughout the world:
(a)    Patent Rights;
(b)    Trademarks and all goodwill in the Trademarks;
(c)    copyrights, works of authorship, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;
(d)    mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;
(e)    inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, manufacturing and product processes, algorithms, techniques and analytical methodology, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and
(f)    other proprietary rights relating to any of the foregoing (including remedies against past, present and future infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).
“Intellectual Property Registrations” means Patent Rights, Trademarks (other than unregistered trademarks, service marks and trade dress), registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Internal Systems” means the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), laboratory equipment, reagents, materials and test, calibration and measurement apparatus used by the Company or any Subsidiary in their business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or any Subsidiary or hosted at a third party site.
“International Employee Plan” shall mean a Company Plan that is primarily subject to the Laws of a jurisdiction outside the United States.
“Law” means any United States federal, state, municipal, local or foreign law, common law, constitution, treaty, statute, judgment, order, decree, ordinance, code, rule, regulation, resolution, promulgation or injunction enacted, promulgated, entered or issued by any Governmental Entity, as the same may be amended from time to time.
“Lease” means any lease, sublease, license, or occupancy agreement pursuant to which the Company or any Subsidiary leases or subleases from or to another party any real property, or otherwise occupies or has the right to occupy any real property.
“Legal Proceeding” means any action, suit, proceeding (including administrative proceeding), claim, complaint, hearing, information request, notice of violation, arbitration, inquiry or investigation of or before any Governmental Entity or before any arbitrator.
“Liability” means any debt, loss, damage, claim, fine, penalty, expense, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).
“Lien” means any mortgage, pledge, security interest, encumbrance, charge, hypothec, prior claim, occupancy right, adverse claim, lease, easement, license or other lien or encumbrance of any nature (whether arising by Contract or by operation of Law), other than (a) statutory Liens for current Taxes not yet due and payable or being contested in good faith, by appropriate actions and, in each case, (i) for which full reserves have been established and (ii) which are reflected in the Company Financial Statements, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business and not yet delinquent and (d) non-exclusive licenses to Intellectual Property granted to end-user customers, distributors or resellers, in each case arising in the Ordinary Course of Business of the Company and the Subsidiaries and not material to the Company and the Subsidiaries, taken as a whole.
“Material Contract” has the meaning set forth in Section 3.13(a).
“Most Recent Balance Sheet” means the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.
“Most Recent Balance Sheet Date” means February 28, 2019.

“Neutral Accountant” has the meaning set forth in Section 1.07(d).
“Non-controlling Party” means the party not controlling the defense of any Third Party Claim.
“Objection Notice” has the meaning set forth in Section 1.07(c).
“Open Source Materials” means all Software, Documentation or other material (the “Contaminating Material”) that (a) is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org., (b) grants, or purports to grant, to any third party, any rights or immunities under Intellectual Property rights (including that require or purport to require, as a condition of the Exploitation of the Contaminating Material, that any Software, Documentation or other material incorporated into, derived from or distributed with such Contaminating Material (i) be made available, disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, (iii) include attribution notices, (iv) be redistributable at no charge or minimal charge or (v) be licensed under any terms that allow reverse engineering, reverse assembly or disassembly of any kind) or (c) restricts or purports to restrict the licensee’s ability to (i) charge for distribution of any Software, Documentation or other material or (ii) use any Software, Documentation or other material for commercial purposes.
“Option Allocation” means, with respect to any In-the-Money Company Options, a fraction (a) the numerator of which is the number of shares of Company Stock represented thereby or subject thereto (as applicable) as of immediately prior to the Closing and (b) the denominator of which is the number of Fully Diluted Shares.
“Order” means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Entity or arbitrator.
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Outside Date” means June 28, 2019.
“Owned Company Intellectual Property” means any and all Intellectual Property, including Registered Company Intellectual Property, that are owned in whole or in part by an Acquired Company (or that the Acquired Company claims or purports to own in whole or in part).

“Patent Rights” means all patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).
“Pending Claim” has the meaning set forth in Section 1.04(b).
“Permits” means all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those relating to the occupancy or use of owned or leased real property).
“Person” means any natural person, firm, limited liability company, general or limited partnership, association, corporation, unincorporated organization, company, joint venture, trust, Governmental Entity or other entity.
“Personal Data” shall mean any data or information in any media relating to a specific individual, browser, computer or other device (including laptops, mobile phones, tablets, connected TVs, set-top boxes, kiosks and virtual reality hardware) and any other data or information that constitutes personal data, personal information, or personally identifiable information under any applicable Law, including the Information Privacy and Security Laws, and includes any of the following types of information and any information that is combined, stored, linked or otherwise associated with any of the following types of information: a natural person’s first and last name; home or other physical address; telephone number; e-mail address; username; password; photograph, video or audio file that contains a person’s image or voice; Social Security number, driver’s license number, passport number or other government-issued identification number; biometric information; credit or debit card number or other financial information or customer or account number; IP address; cookie information; identification number; location data; browser or device fingerprint; statistical or other probabilistic identifier; and any online, advertising, device, hardware or persistent identifier; or one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that individual.
“Phantom Share Award” means each outstanding Phantom Share (as such term is defined in the 2015 Phantom Share Plan) issued pursuant to the 2015 Phantom Share Plan.
“Post-Closing Matters” has the meaning set forth in Section 13.12(a).
“Post-Closing Representation” has the meaning set forth in Section 13.12(a).
“Pre-Closing Designated Person” has the meaning set forth in Section 13.12(b).
“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Closing or such earlier date as this Agreement is terminated in accordance with its terms.
“Pre-Closing Transaction-Related Privilege” has the meaning set forth in Section 13.12(b).

“Preliminary Closing Date Allocation Schedule” means the schedule attached hereto as Exhibit C and dated the date hereof, setting forth, for each Seller and holder of a SAR Award, Phantom Share Award or In-the-Money Company Option: (a) such Seller’s or holder’s name and address; (b) the number of shares of each class of Company Stock expected to be held as of the Closing Date by the Seller; (c) the number of shares of each class of Company Stock subject to In-the-Money Company Options expected to be outstanding immediately prior to the Closing (after giving effect to the full acceleration of vesting in connection with the transactions contemplated by this Agreement or otherwise) held by such holder (and, if applicable, the exercise price or measurement value thereof); (d) the portion of the Aggregate Closing Consideration attributable to such Seller’s or holder’s, In-the-Money Company Options, Phantom Share Awards and SAR Awards; and (f) the portion of any Future Payments attributable to such Seller’s or holder’s Company Stock, In-the-Money Company Options and Phantom Share Awards.
“Prior Company Counsel” has the meaning set forth in Section 13.12(a).
“Pro Rata Share” means, with respect to any shares of Company Stock, In-the-Money Company Options or Phantom Share Awards, a fraction (a) the numerator of which is the portion of the Aggregate Closing Consideration to be received for such shares of Company Stock, In-the-Money Company Options or Phantom Share Awards and (b) the denominator of which is the Aggregate Closing Consideration less the portion of the Aggregate Closing Consideration payable to the holders of SAR Awards. The Pro Rata Share for Seller and each holder of In-the-Money Company Options and Phantom Share Awards shall be set forth on the Closing Date Allocation Schedule.
“Processing” or “Processed” means any operation or set of operations that is performed upon data or information, whether or not by automatic means, including, but not limited to, collection, recording, organization, structuring, storage, access, acquisition, creation, derivation, recordation, organization, storage, adaptation, alteration, correction, retrieval, maintenance, consultation, use, disclosure, dissemination, transmission, transfer, or otherwise making available, alignment, combination, blocking, storage, restriction, retention, deleting, erasure, or destruction.
“Proprietary Information” has the meaning set forth in Section 10.01(a).
“Release Agreement” means the Release Agreement in the form attached hereto as Exhibit B.
“Reasonable Best Efforts” means best efforts, to the extent commercially reasonable.
“Restricted Territory” has the meaning set forth in Section 10.02(a)(i).
“Representatives” means, with respect to any Person, such Person’s Affiliates, officers and directors (or persons holding comparable positions), employees, consultants, independent contractors, subcontractors, accountants, legal and other representatives, agents, successors and permitted assigns.

“Registered Company Intellectual Property” means all patents, registered trademarks, applications to register trademarks, registered copyrights, applications to register copyrights, and Internet domain names included in the Owned Company Intellectual Property that are registered, recorded or filed by, for, or under authorization from (or in the name of) an Acquired Company.
“SAR Award” means each outstanding award issued pursuant to the SARs Plans.
“SARs Plans” means the 2010 File Transfer Division Incentive Plan, the 2010 Messaging Division Incentive Plan and the 2010 Network Management Division Incentive Plan.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Section 338(h)(10) Election” has the meaning set forth in Section 9.01(a).
“Seller” has the meaning set forth in the first paragraph of this Agreement.
“Share-Based Consideration” means the Aggregate Closing Consideration, minus the aggregate portion thereof payable in respect of Phantom Share Awards and SAR Awards pursuant to Section 1.06, plus the Escrow Amount, plus the aggregate exercise price of all In-the-Money Company Options outstanding as of immediately prior to the Closing.
“Shares” means the issued and outstanding shares of Company Stock owned by the Seller, as set forth opposite his name on the Closing Date Allocation Schedule, which in the aggregate represent all of the issued and outstanding Company Stock.
“Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.
“Straddle Period” has the meaning set forth in Section 9.02(c).
“Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.
“Tax Returns” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or Liabilities, including, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to or related to such items.
“Third-Party Claim” has the meaning set forth in Section 8.02(a).
“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.
“Transaction Bonus Plan” means any bonus plan implemented by the Company or any Subsidiary in connection with the transactions contemplated by this Agreement; provided that any bonus payments made pursuant to a Transaction Bonus Plan may only be made to employees of the Company that remain employed with the Company as of the Closing.
“Transaction Document” means this Agreement, the Escrow Agreement, the Restricted Stock Agreement, the Confidentiality Agreement and each of the other written agreements, documents, statements, certificates and instruments delivered by Seller or the Company pursuant to Section 7.01, or by the Buyer pursuant to Section 7.02.
“Transaction Tax Benefit” has the meaning set forth in Section 9.10.
“Transaction Tax Deductions” means any item of loss or deduction for income Tax purposes resulting from or attributable to (i) any payments included in the Employee Amount and (ii) any Company Transaction Expenses.
“Transfer Taxes” has the meaning set forth in Section 9.03.
“Waived Payments” has the meaning set forth in Section 6.10.
“WARN Act” has the meaning set forth in Section 3.15(g).
“Working Capital Target” means $(35,000,000).
Article XIII.
MISCELLANEOUS

Section 13.01    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or email; provided, however, that notice given by electronic mail will be deemed to have been given when sent so long as no electronic notice is delivered to the sending party indicating that the electronic mail could not be delivered, in each case to the intended recipient as set forth below:
(a)    if to the Buyer or (after the Closing) the Company, to:
Progress Software Corporation
14 Oak Park Drive
Bedford, MA 01730
Attention: Stephen H. Faberman, Chief Legal Officer
Telecopy: (781) 280-4035
Email: sfaberma@progress.com
with a copy (which shall not constitute notice) to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention: Hal J. Leibowitz, Esq.
     Andrew R. Bonnes, Esq.
Telecopy: (617) 526-5000
Email: Hal.Leibowitz@wilmerhale.com
Andrew.Bonnes@wilmerhale.com

(b)    if (prior to the Closing) to the Company, to:
Ipswitch, Inc.
15 Wayside Rd, 4th Floor
Burlington, MA 01803
Attention: Michael Grossi
Telecopy: 206-707-9883
Email: mgrossi@ipswitch.com

with a copy to:

Latham & Watkins LLP
Attn: John H. Chory and Evan G. Smith
200 Clarendon Street, 27th Floor
Boston, MA 02116
Email: john.chory@lw.com; evan.smith@lw.com
Facsimile: 1-781-434-6601
(c)    if to the Seller, to:
Roger C. Greene

with a copy to:
Latham & Watkins LLP
Attn: John H. Chory and Evan G. Smith
200 Clarendon Street, 27th Floor
Boston, MA 02116
Email: john.chory@lw.com; evan.smith@lw.com
Facsimile: 1-781-434-6601

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.
Section 13.02    Entire Agreement. This Agreement (including the documents and instruments referred to herein) and the other Transaction Documents constitute the entire agreement among the parties to this Agreement and supersede any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.
Section 13.03    Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except that the Buyer Indemnified Parties shall be third-party beneficiaries of Article VIII and the Company Indemnified Persons shall be third-party beneficiaries of Section 10.04.

Section 13.04    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one (1) or more of its Affiliates so long as such assignment does not materially impair Buyer’s ability to consummate the transactions contemplated by the Transaction Documents; provided, however, that any such assignment by Buyer shall not relieve it of its obligations pursuant to this Agreement or the other Transaction Documents. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
Section 13.05    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
Section 13.06    Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one (1) and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic transmission.
Section 13.07    Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the descriptive headings and table of contents included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Contract mean such Contract as amended or otherwise supplemented or modified from time to time; (h) references to a Person are also to its permitted successors and assigns; (i) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (k) references to a federal, state, local or foreign Law include any rules, regulations and delegated legislation issued thereunder; (l) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under the Accounting Principles; (m) a term that begins with an initial capital letter, is not defined herein and reflects a different part of speech than a term that begins with an initial capital letter and is defined herein, shall be interpreted in a correlative manner; and (n) references in Article II or Article III to written notices, complaints, claims, requests, threats or other written communications shall include notices, complaints, claims, requests, threats or other written communications provided via email. When reference is made in this Agreement to information that has been “made available” to the Buyer, that shall consist of only the information that was (i) contained in the Company’s electronic data room no later than 5:00 p.m., Eastern time, on the second (2nd) Business Day prior to the date of this Agreement or (ii) delivered to the Buyer or its counsel. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. If any date on which a party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such party shall make such payment or delivery on the next succeeding Business Day.
Section 13.08    Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed in all respects, including validity, interpretation, and effect, by and construed in accordance with the internal Laws of the Commonwealth of Massachusetts (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute) without giving effect to any choice or conflict of Law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the Commonwealth of Massachusetts.
Section 13.09    Remedies.
(a)    Except as otherwise provided in Section 8.04(i) with respect to the period from and after the Closing, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one (1) remedy will not preclude the exercise of any other remedy.
(b)    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the party seeking such remedy has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity.
Section 13.10    Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Business Litigation Session of the Superior Court of Suffolk County, Massachusetts, or, if that court does not have jurisdiction, another Massachusetts state court located in Suffolk County, or, if no such Massachusetts state court has jurisdiction, the federal court for the District of Massachusetts in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13.01. Nothing in this Section 13.10, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.
Section 13.11    WAIVER OF JURY TRIAL
TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVE AND COVENANT THAT NEITHER IT NOR ITS AFFILIATES WILL ASSERT ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH, RELATED, OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN TORT OR CONTRACT OR OTHERWISE.
Section 13.12    Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.
(a)    Conflicts of Interest. Buyer acknowledges that Latham & Watkins LLP and Sullivan & Worcester LLP (“Prior Company Counsel”) have, on or prior to the Closing Date, represented one or more of the Seller, the Acquired Companies, and other Affiliates, and their respective officers and directors (each such Person, other than the Acquired Companies, a

“Designated Person”) in one or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (which may include any litigation, claim or dispute arising prior to the Closing under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters: (i) relating to this Agreement, any other Transaction Documents or any transactions contemplated hereby (including any litigation, claim or dispute arising under or related to this Agreement or such other Transaction Documents or in connection with such transactions), and (ii) in which the Buyer or any of its controlled Affiliates (including the Acquired Companies), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matters”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Buyer and the Company hereby: (A) waives and will not assert, and agrees after the Closing to cause its controlled Affiliates to waive and to not assert, any Existing Representation as a basis for any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”); and (B) agrees that, in the event that a Post-Closing Matter arises, no Existing Representation will serve as a basis to prevent Prior Company Counsel from representing one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its controlled Affiliates (including the Acquired Companies) and even though Prior Company Counsel may have represented the Acquired Companies in a matter substantially related to such dispute.
(b)    Attorney-Client Privilege. Each of Buyer and the Company (on behalf of itself and its controlled Affiliates) waives and will not assert, and agrees after the Closing to cause its controlled Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company or any of its Subsidiaries (collectively, the “Pre-Closing Designated Persons”) to the extent solely relating to the negotiation, execution, interpretation, or performance of this Agreement or the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (collectively, “Pre-Closing Transaction-Related Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, the Company and their respective Affiliates, it being the intention of the parties hereto that all rights to such Pre-Closing Transaction-Related Privileges, and all rights to waive or otherwise control such Pre-Closing Transaction-Related Privilege, will be retained by the Seller, and will not pass to or be claimed or used by Buyer or the Company, except as provided in the last sentence of this Section 13.12(b). Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company or any of its Subsidiaries, on the one hand, and a third party other than a Designated Person, on the other hand, the Company may (and may cause its Affiliates to) assert the Pre-Closing Transaction-Related Privileges on behalf of the Designated Persons to prevent disclosure of any documentation or information that is subject to an attorney-client privilege or other rights of confidentiality referenced in this Section 13.12 to such third party; provided, however, that such

Pre-Closing Transaction-Related Privilege may be waived only with the prior written consent of the Seller.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
BUYER:

PROGRESS SOFTWARE CORPORATION
By: /s/ Stephen Faberman
Name: Stephen Faberman
Title: Chief Legal Officer
COMPANY:

IPSWITCH, INC.
By: /s/ Michael Grossi
Name: Michael Grossi
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

SELLER:

/s/ Roger Greene
Name: Roger Greene

[Signature Page to Stock Purchase Agreement]